Exhibit 2.1

ASSET PURCHASE AGREEMENT

BETWEEN AND AMONG

HEALTHSOUTH CORPORATION,

HOUSTON REHABILITATION ASSOCIATES,

HEALTHSOUTH SPECIALTY HOSPITAL OF NORTH LOUISIANA, LLC,

HEALTHSOUTH LTAC OF SARASOTA, INC.,

HEALTHSOUTH OF PITTSBURGH, LLC,

HEALTHSOUTH SUB-ACUTE CENTER OF MECHANICSBURG, LLC.,

REHABILITATION HOSPITAL OF NEVADA – LAS VEGAS, INC.,

HEALTHSOUTH OF TEXAS, INC., AND

SARASOTA LTAC PROPERTIES, LLC,

as “Sellers,”

AND

LIFECARE HOSPITALS OF MECHANICSBURG, LLC,

LIFECARE HOSPITAL AT TENAYA, LLC,

LIFECARE HOSPITALS OF HOUSTON, LLC,

PITTSBURGH SPECIALTY HOSPITAL, LLC

LIFECARE HOSPITALS OF SARASOTA, LLC, AND

LIFECARE SPECIALTY HOSPITAL OF NORTH LOUISIANA, LLC

as “Buyers”

Dated as of May 17, 2011

TABLE OF CONTENTS

1.	DEFINITIONS		1

	1.1	Definition	1
	1.2	Interpretation	11

2.	SALE OF ASSETS AND CERTAIN RELATED MATTERS		13

	2.1	Sale of Purchased Assets	13
	2.2	Excluded Assets	13
	2.3	Assumed Liabilities	14
	2.4	Excluded Liabilities	14
	2.5	Purchase Price	16
	2.6	Allocation of Purchase Price	17
	2.7	Initial Purchase Price Adjustment	17
	2.8	Final Purchase Price Adjustment	17
	2.9	Dispute of Adjustments/Reconciliations of the Purchase Price	18
	2.10	Proration	19
	2.11	Physical Pharmacy Inventory	19

3.	CLOSING		19

	3.1	Closing	19
	3.2	Actions of Sellers at the Closing	20
	3.3	Actions of Buyers at the Closing	21
	3.4	Additional Acts	22

4.	REPRESENTATIONS AND WARRANTIES OF SELLERS		22

	4.1	Organization; Capacity	22
	4.2	Authority; Noncontravention	22
	4.3	No Outstanding Rights	23
	4.4	Title; Sufficiency of Assets	23
	4.5	Binding Agreement	23
	4.6	Financial Information	23
	4.7	Approvals	24
	4.8	Certificates of Need	25
	4.9	Accreditation	25
	4.10	Government Program Participation; Reimbursement	25
	4.11	LTACH Representations	25
	4.12	Third Party Payor Cost Reports	26
	4.13	Regulatory Compliance	26
	4.14	Compliance Programs	27
	4.15	Medical Staff Matters	27
	4.16	Intellectual Property	28
	4.17	Contracts	28
	4.18	Personal Property	29

	4.19	Pharmacy Inventory and Inventory	29
	4.20	Real Property	29
	4.21	Insurance	30
	4.22	Employee Benefit Plans	30
	4.23	Employee Matters	31
	4.24	Litigation	32
	4.25	Tax Matters	32
	4.26	Environmental Matters	33
	4.27	Absence of Changes	33
	4.28	Affiliate Transactions	34
	4.29	Solvency	34
	4.30	Brokers and Finders	34
	4.31	Subsidiaries; Minority Interests	34
	4.32	NO OTHER REPRESENTATIONS	35
	4.33	Statements True and Correct	35

5.	REPRESENTATIONS AND WARRANTIES OF BUYERS		35

	5.1	Organization; Capacity	35
	5.2	Authority; Noncontravention	35
	5.3	Binding Agreement	36
	5.4	Litigation	36
	5.5	Brokers and Finders	36
	5.6	Solvency	36
	5.7	No Other Representations	36
	5.8	Statements True and Correct	37

6.	COVENANTS OF SELLERS AND BUYERS		37

	6.1	Access to Premises; Information	37
	6.2	Conduct of Business	37
	6.3	Negative Covenants	38
	6.4	Notification of Certain Matters	39
	6.5	Assumed Contracts; Consents to Assignment; Assignment of Omitted Contracts; Contracts Entered into Prior to the Closing	39
	6.6	FTC Notification	40
	6.7	Approvals	41
	6.8	No-Shop Provisions	41
	6.9	Property Matters	43
	6.10	Additional Financial Information	44
	6.11	Closing Conditions	44
	6.12	Insurance Ratings	45
	6.13	Employment Losses	45
	6.14	Financing	45
	6.15	Managed Care Contracting	45
	6.16	Tail Insurance	45
	6.17	Lease Obligations	45

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYERS		46

	7.1	Representations and Warranties	46
	7.2	Performance	46
	7.3	No Material Adverse Change	46
	7.4	Pre-Closing Approvals and Confirmations	47
	7.5	Action/Proceeding	47
	7.6	Title to Real Property	47
	7.7	Environmental Site Assessments	47
	7.8	Closing Documents	47
	7.9	Landlord Consents; SNDAs	47
	7.10	Average Length of Stay	48
	7.11	EBITDA	48
	7.12	HRA Consent Right	48
	7.13	Tail Insurance	48

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS		48

	8.1	Representations and Warranties	48
	8.2	Performance	48
	8.3	Action/Proceeding	49
	8.4	HSR Act	49
	8.5	Closing Documents	49
	8.6	Pre-Closing Approvals	49
	8.7	HRA Consent Right	49

9.	TERMINATION		49

	9.1	Termination	49
	9.2	Effect of Termination	50

10.	ADDITIONAL AGREEMENTS		51

	10.1	Misdirected Payments	51
	10.2	Sellers Cost Reports	51
	10.3	Employees	52
	10.4	Post-Closing Access to Information	54
	10.5	Preservation and Access to Records After the Closing	54
	10.6	Capital Expenditures	54
	10.7	Tax Matters	55
	10.8	Non-Competition	55
	10.9	Casualty	57
	10.10	HealthSouth Guaranty	57
	10.11	LifeCare Guaranty	58
	10.12	Transition Services	58
	10.13	Transition Patients	58
	10.14	HRA Consent	59

11.	INDEMNIFICATION		59

	11.1	Indemnification by Sellers	59
	11.2	Indemnification by Buyers	60
	11.3	Determination of Losses	61
	11.4	Notice and Procedure	62
	11.5	Survival	65
	11.6	Treatment of Payments	66
	11.7	Remedies Exclusive	66
	11.8	Mitigation	66

12.	GENERAL		66

	12.1	Notice	66
	12.2	Choice of Law; Waiver of Trial by Jury	67
	12.3	Benefit; Assignment	67
	12.4	Effective Time; Accounting Date	67
	12.5	Reproduction of Documents	67
	12.6	Cost of Transaction	68
	12.7	Confidentiality	68
	12.8	Press Release	68
	12.9	Waiver of Breach	69
	12.10	Severability	69
	12.11	No Inferences	69
	12.12	Divisions and Headings of this Agreement	69
	12.13	No Third-Party Beneficiaries	69
	12.14	Tax and Medicare Advice and Reliance	69
	12.15	Entire Agreement; Amendment	70
	12.16	Multiple Counterparts	70
	12.17	Knowledge	70
	12.18	Owners of Purchased Assets	70
	12.19	Mutual Drafting	70
	12.20	Disclosure Schedules	71
	12.21	Conveyance of Certain Purchased Assets	71

vi

LIST OF SCHEDULES

Schedule 1A	EBITDA Calculation
Schedule 1B	The Facilities
Schedule 1C	Net Working Capital
Schedule 1D	Permitted Encumbrances
Schedule 1E	Sellers Knowledge Persons
Schedule 2.1(e)	Prepaid Expense
Schedule 2.1(i)	Intellectual Property
Schedule 2.2(g)	Excluded Contracts
Schedule 2.2(i)	Excluded Intellectual Property
Schedule 2.2(l)	Excluded Assets Located at Facilities
Schedule 2.3(c)	Assumed Capital Leases
Schedule 4.1	Sellers Jurisdictions
Schedule 4.2(b)	Sellers Approvals
Schedule 4.3	Outstanding Rights
Schedule 4.4	Title to Assets
Schedule 4.6	Historical Financial Information
Schedule 4.7	Approvals
Schedule 4.8	Certificates of Need
Schedule 4.9	Accreditations
Schedule 4.10	Provider Agreements; National Provider Identifiers; Provider Numbers
Schedule 4.11	LTACH Representations
Schedule 4.12	Open Sellers Cost Reports
Schedule 4.14	Compliance Program Complaints
Schedule 4.15	Medical Staff Matters
Schedule 4.17	Facility Specific Contracts
Schedule 4.18	Personal Property
Schedule 4.20(a)	Owned Real Property
Schedule 4.20(b)	Leased Real Property and Tenant Leases
Schedule 4.20(c)	Third Party Leases; Rent Roll
Schedule 4.20(e)	Construction in Progress
Schedule 4.21	Insurance
Schedule 4.22	Employee Benefit Plans
Schedule 4.23	Employee Matters
Schedule 4.24	Litigation
Schedule 4.25	Tax Matters
Schedule 4.26	Environmental Matters
Schedule 4.27	Absence of Certain Changes
Schedule 4.28	Affiliate Transactions
Schedule 5.1	Buyers’ Jurisdictions
Schedule 5.2(b)	Buyers’ Approvals
Schedule 6.2	Conduct of Business
Schedule 6.3	Negative Covenants
Schedule 6.8(b)	Buyers Contemplated Transactions
Schedule 7.4(a)	Buyers’ Pre-Closing Approvals
Schedule 8.6	Seller’s Pre-Closing Approvals
Schedule 10.3(b)	Excluded Employees

v

LIST OF EXHIBITS

Exhibit A	HealthSouth Guaranty

Exhibit B	LifeCare Guaranty

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of May 17, 2011 between and among, HEALTHSOUTH CORPORATION, a Delaware corporation (“HealthSouth”), HOUSTON REHABILITATION ASSOCIATES, a Delaware general partnership, HEALTHSOUTH SPECIALTY HOSPITAL OF NORTH LOUISIANA, LLC, a Louisiana limited liability company, HEALTHSOUTH LTAC OF SARASOTA, INC., a Delaware corporation, HEALTHSOUTH OF PITTSBURGH, LLC, a Delaware limited liability company, HEALTHSOUTH SUB-ACUTE CENTER OF MECHANICSBURG, LLC, a Delaware limited liability company, REHABILITATION HOSPITAL OF NEVADA – LAS VEGAS, INC., a Delaware corporation, HEALTHSOUTH OF TEXAS, INC., a Texas corporation, and SARASOTA LTAC PROPERTIES, LLC, a Florida limited liability company, (each of the foregoing Entities is referred to herein individually as a “Seller” or collectively as “Sellers”), and LIFECARE HOSPITALS OF MECHANICSBURG, LLC, a Delaware limited liability company, LIFECARE HOSPITAL AT TENAYA, LLC, a Delaware limited liability company, LIFECARE HOSPITALS OF HOUSTON, LLC, a Delaware limited liability company, PITTSBURGH SPECIALTY HOSPITAL, LLC, a Delaware limited liability company, LIFECARE HOSPITALS OF SARASOTA, LLC, a Delaware limited liability company, LIFECARE SPECIALTY HOSPITAL OF NORTH LOUISIANA, LLC, a Delaware limited liability company (each of the foregoing Entities is referred to herein individually as a “Buyer” or collectively as “Buyers”).

W I T N E S S E T H

WHEREAS, Sellers own and operate the Facilities (as hereinafter defined);

WHEREAS, in reliance upon the representations, warranties and covenants of Sellers set forth herein, Buyers desire to acquire the Purchased Assets from Sellers, and assume the Assumed Liabilities (as hereinafter defined), all as more fully set forth herein; and

WHEREAS, in reliance upon the representations, warranties and covenants of Buyers set forth herein, Sellers desire to sell the Purchased Assets to Buyers and assign the Assumed Liabilities to Buyers, all as more fully set forth herein.

NOW, THEREFORE, for and in consideration of the premises, the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:

1.	DEFINITIONS

1.1 Definition. As used herein the terms below shall have the following meanings:

“Affiliate” means, as to the Entity in question, any Person that directly or indirectly controls, is controlled by, or is under common control with, the Entity in question and any successors or assigns thereof; provided, however, (a) stockholders of HealthSouth shall not be considered “Affiliates” of Sellers, (b) except for HealthSouth, its direct and indirect subsidiaries, and Persons controlled (directly or indirectly) by HealthSouth, no association, corporation, limited liability company, partnership, limited liability partnership, trust or other Person shall be considered an “Affiliate” of Sellers solely as a result of any direct or indirect ownership, control or other relationship between the stockholders, officers or directors of HealthSouth and such Person, (c) stockholders of LifeCare shall not be considered “Affiliates” of Buyers and (d) except for LifeCare, its direct and indirect subsidiaries, and Persons controlled (directly or indirectly) by LifeCare, no association, corporation, limited liability company, partnership, limited liability partnership, trust or other Person shall be considered an “Affiliate” of Buyers solely as a result of any direct or indirect ownership, control or other relationship between the stockholders, officers or directors of LifeCare and such Person. For purposes of this definition, “control” means possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of an Entity whether through ownership of voting securities, by contract or otherwise.

“Agency Receivables” is defined in Section2.2.

“Agreement” means this Agreement, as amended or supplemented, together with all Exhibits and Schedules attached or delivered with respect hereto or expressly incorporated herein by reference.

“Applicable Rate” means the U.S. “prime rate” as quoted in the “Money Rates” section of The Wall Street Journal on the Closing Date.

“Approval” means any approval, license, permit, certificate authorization, consent, notice, qualification or registration, or any extension, modification, amendment of the foregoing, of or from any Governmental Authority that is primarily related to a Facility and set forth on Schedule 4.7.

“Asset Allocation” is defined in Section 2.6.

“Assumed Capital Leases” means those capital lease obligations of Sellers that are included among the Assumed Contracts and listed on Schedule 2.3(c) hereto.

“Assumed Contracts” means, to the extent assignable by Sellers and transferable to Buyers and excluding the Excluded Contracts, (a) all Contracts assumed by Buyers in accordance with Section 6.5 and listed on Schedule 6.5, and (b) all commitments, contracts, agreements and leases of any Seller that are otherwise individually assumed by Buyer in writing after Closing and listed on Schedule 6.5.

“Assumed Liabilities” is defined in Section 2.3.

“Audit Firm” means KPMG LLP.

“Balance Sheet Date” means December 31, 2010.

“Bill of Sale” is defined in Section 3.2(b)

“Business” means the operation of the Facilities and other Purchased Assets as currently conducted.

“Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday.

“Buyers” is defined in the preamble hereto.

“Buyers Contemplated Transactions” is defined in Section 6.8(b).

“Buyers Fundamental Representations” is defined in Section 11.2(b).

“Buyers Indemnified Parties” is defined in Section 11.1.

“Casualty” is defined in Section 10.9.

“Claim Notice” is defined in Section 11.4(f).

“Closing” is defined in Section 3.1.

“Closing Balance Sheets” is defined in Section 2.8(a).

“Closing Date” is defined in Section 3.1.

“Closing Statement” is defined in Section 2.8(a).

“CMS” means the Centers for Medicare and Medicaid Services.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, the Public Health Service Act, codified as 42 USC §§ 300bb-1 through 300bb-8, and any similar state or federal continuation of coverage laws.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commitments” means the Leasehold Commitments and the Title Commitments.

“Confidentiality Agreement” is defined in Section 12.8.

“Contemplated Transactions” means, collectively, the transactions contemplated by, or related to, this Agreement, including (a) the sale and purchase of the Purchased Assets and (b) the execution, delivery and performance of the agreements ancillary hereto.

“Contract” means any legally binding written commitment, contract, lease, sublease, license, sublicense or other agreement or arrangements of any kind relating directly and primarily to the Business, the Purchased Assets or the operation thereof to which any Seller is a party or by which any of the Purchased Assets are bound and which creates a future payment obligation to or from any Seller in excess of $25,000.00 in any calendar year. Notwithstanding the foregoing, the defined term Contract shall not include any commitments, contracts, leases or other agreements that are available to Sellers or the Facilities only because of their affiliation with HealthSouth (which have been generally discussed with Buyers), including, without limitation, managed care contracts, employee benefit plans, insurance, supply chain agreements and software agreements or licenses (except as provided in the Transition Services Agreement).

“Contracts Assignment” is defined in Section 3.2(e).

“Deeds” is defined in Section 3.2(a).

“EBITDA” for any period, means the net income or loss for such period plus, to the extent the following amounts have been deducted in the determination of net income or loss for the period: (1) interest expense (net of interest income) for such period; (2) the provision for income taxes for such period; (3) the amount of all management fees for such period; (4) the amount of all amortization and depreciation for such period; (5) loss (gain) from asset dispositions for such period; and (6) rent related to facilities owned by HealthSouth and its affiliates for such period. Notwithstanding the foregoing, any calculation of EBITDA is to be calculated in a manner consistent with the calculation set forth on Schedule 1A.

“EEOC” means the Equal Employment Opportunity Commission.

“Election Notice” is defined in Section 10.9(a).

“Employee” is defined in Section 10.3(b).

“Encumbrance” means any claim, charge, easement, encumbrance, encroachment, security interest, mortgage, lien, pledge or restriction, whether imposed by contract, Law, equity or otherwise.

“Entity” means any sole proprietorship, corporation, partnership of any kind having a separate legal status, including any limited or general partnership, limited liability company, business or other trust or estate, unincorporated organization or association, or joint venture.

“Environmental Condition” means any event, circumstance or conditions related in any manner whatsoever to: (a) the current or past presence (other than in accordance with applicable Law) or spill, emission, discharge, disposal, release or threatened release of any hazardous, infectious or toxic substance or waste (as defined by any applicable Environmental Laws), any chemicals, pollutants, petroleum, petroleum products or oil, infectious waste material, medical waste, human tissue, syringes, needles, any material contaminated with bodily fluids of any type, character or nature, friable asbestos, toxic mold and poly-chlorinated biphenyls (“PCBs”) (collectively, “Hazardous Materials”), into the environment; (b) the on-site or off-site treatment, storage, disposal or other handling of any Hazardous Material originating on or from the Real Property; or (c) any violation of Environmental Laws at or on any part of the Real Property or arising from the activities of Sellers, or any Affiliate of Sellers, or any other Person at the Facilities involving Hazardous Materials.

“Environmental Laws” means all Laws relating to pollution or the environment, including the Comprehensive Environmental Recovery, Compensation, and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended,

42 U.S.C. § 9601, et seq., the Clean Air Act, 42 U.S.C. § 7401; OSHA; and all other Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, pesticides, or industrial, infectious, toxic or hazardous substances or wastes into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the processing, generation, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, infectious, toxic, or hazardous substances or wastes.

“Environmental Surveys” is defined in Section 7.7.

“Environmental Survey Costs” means the fees and expenses incurred in connection with preparation of the Phase I Environmental Site Assessment described in Section 7.7.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” is defined in Section 2.2.

“Excluded Contracts” means (a) all Contracts listed on Schedule 2.2(g) and (b) all commitments, contracts, agreements and leases of any Seller unless any such commitment, contract, agreement or lease is individually assumed in writing by Buyer in accordance with Section 6.5.

“Excluded Intellectual Property” means the computer software systems and other intellectual property listed on Schedule 2.2.

“Excluded Liabilities” is defined in Section 2.4.

“Exhibits” means the exhibits to this Agreement.

“Facilities” means the long term acute care hospitals listed on Schedule 1B. Schedule 1B sets forth the name, address and licensed bed capacity of each Facility.

“Facility” means an individual long term acute care hospital listed on Schedule 1B.

“Facility Specific Contracts” means all Contracts listed on Schedule 4.17.

“Final Net Working Capital” means the Net Working Capital of the Facilities as reflected in the Closing Balance Sheets as adjusted by Section 2.8(b).

“Final Purchase Price Adjustment” is defined in Section 2.8.

“Fixtures” means all permanently affixed equipment, machinery and fixtures, including all components thereof, located in, on or used in connection with, and permanently affixed to or incorporated into the Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilation, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, built-in oxygen and vacuum systems, towers and other devices for the transmission of radio, television and other signals.

“Force Majeure” means an event or effect that can be neither anticipated nor controlled, including acts of nature (including fire, flood, earthquake, hurricane or other natural disaster), war, terrorist activities, government sanction, labor dispute, strike or lockout.

“FTC” means the Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time.

“Government Programs” means Medicare, Medicaid and TRICARE.

“Governmental Authority” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, and any self-regulatory organization.

“Hazardous Materials” is defined in the definition of Environmental Condition.

“HealthSouth” means HealthSouth Corporation, a Delaware corporation.

“HealthSouth Guaranty” is defined in Section 10.10.

“Hired Employee” is defined in Section 10.3(b).

“Historical Financial Information” is defined in Section 4.6.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations as amended by the Health Information Technology for Economic and Clinical Health Act.

“HNMC” means HNMC, Inc. d/b/a Houston Northwest Medical Center.

“HRA Consent” is defined in Section 10.14.

“HRA Minority Interest Purchase Price” means the purchase price payable to HNMC for its minority interest in the Purchased Assets located at the Facility in Houston, Texas. Such amount shall not exceed $500,000.00.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

“HSR Costs” means the filing fees incurred by Buyers and Sellers in compliance with the HSR Act and similar regulations.

“Improvements” means all buildings, structures, Fixtures and other improvements of every kind on any portion of the Owned Real Property, including, without limitation, alleys, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures situated upon any portion of the Owned Real Property.

“Indebtedness Adjustment Amount” means the amount (as of the Closing and as calculated based upon the Closing Balance Sheet) of the current and long-term portions of Sellers’ obligations (including principal and interest) under the Assumed Capital Leases.

“Indemnifiable Losses” means all losses, liabilities, claims, damages, costs (including court costs and costs of appeal) and expenses (including reasonable costs of investigation and defense and reasonable attorneys’ fees); provided, however, that no Indemnified Party shall have the right to be indemnified for any Indemnifiable Losses to the extent they are in the nature of consequential, incidental or indirect damages, diminution in value damages, lost profits or punitive damages, special or exemplary damages, and, in particular, without limitation, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology incurred or suffered by an Indemnified Party, whether or not involving a third-party claim.

“Indemnified Party” is defined in Section 11.4(a).

“Indemnifying Party” is defined in Section 11.4.

“Indemnity Notice” is defined in Section 11.4(g).

“Individual Property” is defined in Section 6.9(a).

“Initial Closing Statement” is defined in Section 2.7(a).

“Initial Indebtedness Adjustment Amount” means the amount (as of the date of the Interim Balance Sheet and as calculated based upon the Interim Balance Sheet) of the current and long-term portions of Sellers’ obligations (including principal and interest) under the Assumed Capital Leases.

“Initial Purchase Price Adjustments” is defined in Section 2.5(b).

“Initial Purchase Price” is defined in Section 2.5(b).

“Intellectual Property” means the intellectual property set forth on Schedule 2.1(i).

“Interim Balance Sheets” is defined in Section 2.7(a).

“Interim Net Working Capital” means the Net Working Capital of the Facilities as reflected in the Interim Balance Sheet.

“Justice Department” means the United States Department of Justice.

“Law” means any constitutional provision, statute, law, rule, regulation, code, ordinance, resolution, Order, ruling, promulgation, policy, or guideline adopted or issued by any Governmental Authority.

“Leased Real Property” means the Pittsburgh Real Property and the Louisiana Real Property.

“Leasehold Commitments” is defined in Section 6.9(a).

“Leasehold Title Policy” is defined in Section 6.9(a).

“Lease Assignment” is defined in Section 3.2(b).

“LifeCare” means LifeCare Holdings, Inc., a Delaware corporation.

“LifeCare Guaranty” is defined in Section 10.11.

“Louisiana Real Property” means that certain 6,572 square feet of space at 813 North Main Street, Farmerville, Louisiana that is leased from Farmerville Nursing and Rehabilitation Center, LLC and that certain 7,700 square feet of space at 6942 Highway 79, Homer, Louisiana that is leased from Claiborne Manor Nursing Home, Inc.

“LTAC Provider” is defined in Section 6.8(b).

“Material Adverse Change” means any change, fact, circumstance, occurrence, event, effect or condition that, individually or in the aggregate with all other changes, facts, circumstances, occurrences, events, effects or conditions (a) has or is reasonably likely to have a material adverse effect on the ability of Sellers to consummate the Contemplated Transactions or (b) has or is reasonably likely to have a material adverse effect on the business, operation, condition (financial or otherwise) or results of operation of a Facility or the Purchased Assets constituting a Facility; except to the extent resulting from (A) changes in general local, domestic, foreign or international economic or political conditions or the securities market in general, (B) changes affecting generally the same or similar industries or markets in which the Facilities operate, (C) acts of war, sabotage or terrorism, military actions, armed conflicts or the escalation thereof, (D) any changes in applicable laws, regulations, rules, ordinances, policies, mandates, guidelines or other requirements of any Governmental Authority generally applicable to the Facilities or the Purchased Assets, including long-term acute care hospital rules or regulations, (E) any changes in accounting rules or principles, including changes in GAAP or its application, (F) any other action required by this Agreement and/or (G) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Contemplated Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners or employees.

“Net Working Capital” means, as of the date of determination, with respect to the Facilities, certain current assets less certain current liabilities as set forth in the calculation on Schedule 1C attached hereto. The Net Working Capital of Sellers in respect of the Facilities as of December 31, 2010 was a deficit of $954,699 (based on the Reference Balance Sheets).

“Notice Period” is defined in Section 11.4(a).

“OIG” means the Office of the Inspector General of the Department of Health and Human Services.

“Order” means any judgment, order, writ, injunction, decree, determination, or award of any Governmental Authority.

“OSHA” means the Occupational Safety and Health Act, 29 U.S.C. § 600, et seq.

“Owned Real Property” means all real property listed on Schedule 4.20(a), together with all improvements, buildings or fixtures located thereon or therein, all easements, rights of way and other appurtenances thereof (including appurtenant rights in and to public streets).

“Owned Real Property Title Policies” is defined in Section 6.9(a).

“Paid Time Off” means Employees’ accrued vacation, sick, holiday or other paid time off as of the Closing, but only to the extent that the amount of such liabilities is reflected in Final Net Working Capital.

“Permitted Encumbrances” means (a) zoning and building laws, ordinances, resolutions and regulations, (b) real property Taxes not due and payable on or before the Closing, (c) the title and survey matters that are shown on the Commitments and Surveys and identified in Schedule 1D hereto and (d) matters agreed to by Buyers.

“Person” means an individual, association, corporation, limited liability company, partnership, limited liability partnership, trust, Governmental Authority or any other entity or organization.

“Personal Information” means any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual, including “individually identifiable health information” as defined in 45 C.F.R. 160.103, demographic information, and Social Security numbers.

“Personal Property” means all equipment, furniture, fixtures, machinery, vehicles, office furnishings, instruments, leasehold improvements, and spare parts that are owned, leased or otherwise used by Sellers and primarily located at a Facility, including, to the extent assignable or transferable by Sellers, all rights in all warranties of any manufacturer or vendor with respect thereto.

“Pharmacy Inventory” means all usable pharmacy inventory held or used in the Business.

“Pittsburgh Real Property” means the real property associated with or used in connection with the operation of HealthSouth Hospital of Pittsburgh.

“Plans” is defined in Section 4.22(a).

“Power of Attorney” is defined in Section 3.2(g).

“Prepaid Expenses” means all prepaid expenses made by Sellers set forth on Schedule 2.1(e).

“Proceeding” means any claim, action, arbitration, audit (including, without limitation, any Wisconsin Physician Services, Recovery Audit Contractor, Medicaid Integrity Contractor, Comprehensive Error Rate Testing, Zone Program Integrity Contractor or similar audits), hearing, investigation, litigation suit or other similar proceeding by or before a Governmental Authority.

“Program Agreements” is defined in Section 4.10.

“Prohibited Business” means any long term acute care facility, business or service that may now or hereafter compete with the Facilities.

“Purchase Price” is defined in Section 2.5(a).

“Purchase Price Adjustments” is defined in Section 2.5(a).

“Purchased Assets” is defined in Section 2.1.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Reference Balance Sheets” is defined in Section 4.6.

“Schedules” means the disclosure schedules to this Agreement.

“SEC Filings” means the disclosures made by HealthSouth in its filings with the United States Securities and Exchange Commission since January 1, 2005.

“Sellers” is defined in the preamble hereto.

“Sellers Cost Reports” is defined in Section 10.2.

“Sellers Fundamental Representations” is defined in Section 11.1(b).

“Sellers Indemnified Parties” is defined in Section 11.2(a).

“Sellers Knowledge Persons” means the individuals listed on Schedule 1E.

“Survey Costs” means the fees and expenses charged by the Surveyor in connection with preparation of the Surveys.

“Surveyor” means Millman Surveying, Inc.

“Surveys” is defined in Section 6.9(b).

“Survival Period” is defined in Section 11.5(a).

“Taxes” means (a) any and all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, hospital, provider, unclaimed property, transfer, franchise, profits, license, lease, rent, service, service use, withholding, payroll, employment, excise, severance, privilege, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any liability for payment of amounts described in clause (a) as a result of transferee liability or otherwise through operation of law, and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tenant Lease” means any lease or sublease listed in Schedule 4.20(b).

“Tenant Lease Assignments” is defined in Section 3.2(c).

“Territory” means the area within a 50 mile radius of each Facility.

“Tests” is defined in Section 6.9(c).

“Third Party Claim” is defined in Section 11.4(a).

“Third Party Lease” means any lease or sublease listed in Schedule 4.20(c).

“Third Party Lease Assignment” is defined in Section 3.2(f).

“Title Company” means Fidelity National Title Insurance Company.

“Title Commitment” is defined in Section 6.9(a).

“Title Policy” means the Leasehold Title Policy and the Owned Real Property Title Policies.

“Title Policy Costs” means the cost of the Title Policy, including any fees and expenses charged by the Title Company in connection with the Commitments or the Title Policy and the cost of the following endorsements (to the extent applicable or available): Comprehensive endorsements, zoning endorsements, access endorsements, same as survey endorsements, utility facility endorsements, subdivision endorsements, separate tax lot endorsements and contiguity endorsements.

“Transfer Taxes” means any real property transfer or gains, real property, excise, sales, use, documentary, transfer, value added, stock transfer, and stamp Taxes, any transfer, recording, registration, and other fees, and any similar Taxes imposed on the transactions (or deemed transactions) contemplated by, or related to, this Agreement.

“Transition Patients” is defined in Section 10.13.

“Transition Services Agreements” is defined in Section 10.12.

“Value of Pharmacy Inventory” is defined in Section 2.11.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et. seq.

1.2 Interpretation. In this Agreement, unless the context otherwise requires: references to this Agreement are references to this Agreement and to the Exhibits and Schedules; each Schedule is hereby incorporated by reference into this Agreement and will be considered a part hereof as if set forth herein in full;

(a) references to Articles and Sections are references to articles and sections of this Agreement;

(b) references to any party to this Agreement shall include references to its respective successors and permitted assigns;

(c) the terms “hereof,” “herein,” “hereby,” and derivative or similar words will refer to this entire Agreement;

(d) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time;

(e) unless the context requires otherwise, references to any Law are references to that Law as of the Closing Date, and shall also refer to all rules and regulations promulgated thereunder;

(f) the word “including” (and all derivations thereof) means including, without limitation;

(g) references to time are references to Central Standard or Daylight time (as in effect on the applicable day) unless otherwise specified herein;

(h) the gender of all words herein include the masculine, feminine and neuter, and the number of all words herein include the singular and plural;

(i) provisions of this Agreement shall be interpreted in such a manner so as not to inequitably benefit or burden any party through “double counting” of assets or liabilities or failing to recognize benefits that may result from any matters that impose losses or burdens on any party, including in connection with (i) the determination of the Purchase Price Adjustments, and (ii) the calculation of Indemnifiable Losses;

(j) the terms “date hereof,” “date of this Agreement,” and similar terms shall mean the date set forth in the opening paragraph of this Agreement;

(k) the phrases “Sellers have delivered,” “Sellers have provided,” “Sellers have made available” and phrases of similar import shall mean that, prior to the date hereof, Sellers have delivered to Buyers a hard or electronic copy of the document or information in question; and

(l) each representation, warranty and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

2.	SALE OF ASSETS AND CERTAIN RELATED MATTERS

2.1 Sale of Purchased Assets. Subject to the terms and conditions of this Agreement, Sellers agree to sell convey, transfer and deliver to Buyers and Buyers agree to purchase, accept and receive at the Closing, all right, title and interest of Sellers in and to all assets of every description, and whether real, personal or mixed, tangible or intangible, owned, leased or used by Sellers and primarily located at a Facility, other than the Excluded Assets, including the following items (collectively, the “Purchased Assets”): (a) the Business conducted at the Facilities, (b) all of the interest of Sellers in all the Real Property, including all Tenant Leases; (c) all Personal Property; (d) all inventory, including Pharmacy Inventory; (e) Prepaid Expenses listed on Schedule 2.1(e), claims for refunds and rights to offset in respect thereof in respect of the Facilities and the Purchased Assets; (f) to the extent permissible under applicable Law, all financial, patient, medical staff, personnel and other records maintained at the Facilities or in storage pursuant to an Assumed Contract, including, without limitation, all equipment records, medical records, documents, files and current personnel records; (g) all of Sellers’ interest in the Assumed Contracts; (h) to the extent assignable, all Approvals which are held or used by (or which have been filed or delivered by or on behalf of) Sellers and relate primarily to a Facility or the Business (including any pending Approvals related to any Purchased Assets); (i) the Intellectual Property, associated with the Facilities and identified in Schedule 2.1(i); (j) any claims, causes of action or rights against third parties related primarily to the Business or the Purchased Assets (including the Assumed Contracts), contractual or otherwise, arising before or after the Closing; (l) Sellers’ goodwill in respect of the Business; (m) any insurance proceeds arising in connection with damage to the Purchased Assets occurring prior to Closing as provided in Section 10.9; (n) to the extent not included in any of the foregoing, any assets included in the determination of Final Net Working Capital or reflected on the Reference Balance Sheets, except for inventory used, consumed or disposed of in the ordinary course of business since the Balance Sheet Date. At Closing, Sellers shall convey title to the Purchased Assets to Buyers free and clear of all liabilities, claims, assessments, security interests, liens, restrictions and encumbrances, other than the Assumed Liabilities and the Permitted Encumbrances.

2.2 Excluded Assets. Notwithstanding anything herein to the contrary, the following assets are not intended by the parties to be a part of the sale and purchase contemplated hereunder and are excluded from the Purchased Assets (the “Excluded Assets”): (a) cash and cash equivalents, marketable securities and other investments (including Sellers’ Affiliates’ partnership interest in Houston Rehabilitation Associates and Rehabilitation Hospital of Nevada – Las Vegas, Inc.’s partnership interest in Rehabilitation Hospital of Nevada-Las Vegas, L.P.); (b) insurance policies and programs, all related premiums and refunds, employee benefit and pension plans (including all assets and proceeds of all the foregoing) and records relating thereto, except as set forth in Section 10.9; (c) all organizational documents, corporate records and stock books of Sellers or their Affiliates; (d) rights that accrue or will accrue to Sellers under this Agreement and any other agreements, certificates and instruments relating to the transaction; (e) all rights, title, and interest of Sellers and their Affiliates in and to the name “HealthSouth;” (f) rights to settlement and retroactive adjustments, if any, for open cost reporting periods ending on or prior to the Closing Date (whether open or closed) arising from or against the U.S. Government under the terms of the Medicare program or TRICARE and against any state under its Medicaid program and against any third-party payor programs that settle on a cost report basis (“Agency Receivables”); (g) the Excluded Contracts; (h) all rights relating to Taxes for periods ending on or prior to the Closing, including claims, refunds and loss carryforwards; (i) the computer software systems and other intellectual property listed on Schedule 2.2(i) (the “Excluded Intellectual Property”); (j) all accounts receivable generated in connection with the operations of the Facilities prior to Closing; (k) all intercompany receivables and payables and (l) those assets specifically identified on Schedule 2.2(l), which Schedule includes a list of assets that are not owned by Sellers, are not used in connection with the operation of the Facilities, but which assets are located at the Facilities; and (m) all HealthSouth policies and procedures.

2.3 Assumed Liabilities. As of the Closing, Buyers agree to assume and become responsible for the future payment and performance of the following liabilities of Sellers (collectively, the “Assumed Liabilities”):

(a) other than Excluded Liabilities described in Section 2.4, all obligations and liabilities relating to the period after the Closing in connection with the Assumed Contracts;

(b) obligations and liabilities as of the Closing Date in respect of Paid Time Off for Employees as of the Closing Date, but only to the extent that (i) the amounts do not exceed the maximum allowed accruals under Buyers’ policies, (ii) such Paid Time Off is reflected in Final Net Working Capital, and (iii) such Employees become Hired Employees;

(c) liabilities for capital lease obligations and other similar liabilities of Sellers as of the Closing Date in respect of the capital leases described in Schedule 2.3(c) hereto (the “Assumed Capital Leases”), but only to the extent that the amount of such liabilities is included in the Indebtedness Adjustment Amount;

(d) ad valorem and personal property taxes with a due date payable after the current year (to the extent such taxes relate to the period of time before and after Closing, they shall be prorated at Closing based on length of ownership in the current year);

(e) liabilities relating to the termination of Hired Employees after Closing; and

(f) any other current liabilities included in the determination of Final Net Working Capital.

2.4 Excluded Liabilities. Except as expressly provided to the contrary in Section 2.3 of this Agreement, Buyers will not pay or assume, and none of the Purchased Assets shall be or become liable for or subject to, any liability of any type or nature, including the following, whether accrued, absolute, fixed, contingent, liquidated, unliquidated, recorded, unrecorded, known, unknown or otherwise, (collectively, the “Excluded Liabilities”):

(a) current liabilities not included in the determination of Final Net Working Capital, accounts payable, long-term liabilities (other than obligations relating to the Assumed Capital Leases that are included in the Indebtedness Adjustment Amount) and all other indebtedness and obligations or guarantees of Sellers;

(b) any obligation or liability accruing, arising out of, or relating to acts or omissions prior to the Closing, including any acts or omissions in connection with (i) any Assumed Contract, (ii) the Business, (iii) the Purchased Assets or (iv) any Government Program or other third-party payor programs, including recoupment of previously paid or reimbursed expenses;

(c) any obligation or liability accruing, arising out of, or relating to any act or omission after the Closing by any Seller;

(d) any obligation or liability accruing, arising out of, or relating to any Excluded Assets, including any Excluded Contract;

(e) any obligation or liability for Taxes, whether or not accrued, assessed or currently due and payable, (i) of any Seller, (ii) relating to the Business for any taxable period (or portion thereof) ending on or prior to the Closing Date or (iii) of any Seller resulting from the consummation of the Contemplated Transactions;

(f) any liability or obligation for severance with respect to any Employees of Sellers, and any obligation or liability for claims by or on behalf of any Employees relating to periods prior to the Closing, including liability for any pension, profit sharing, deferred compensation, severance, or any other employee health and welfare benefit plans, liability for any EEOC claim, wage and hour claim, unemployment compensation claim or workers’ compensation claim, and liability for all employee wages and benefits, including accrued vacation, sick leave and holiday pay and taxes or other liability related thereto in respect of Employees, except to the extent of Paid Time Off reflected in the Final Net Working Capital;

(g) any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations of, or claims or actions against, any Seller or any of Employees, medical staff, agents, vendors or representatives with respect to acts or omissions prior to the Closing;

(h) any civil or criminal obligation or liability accruing, arising out of, or relating to any acts or omissions of any Seller or any of its directors, officers, employees or agents claimed to violate any Laws;

(i) any liabilities or obligations relating to or arising out of any noncompliance by any Seller with any Environmental Law;

(j) liabilities or obligations in respect of periods prior to Closing arising under the terms of the Government Programs, or commercial third party payor programs, including, without limitation, any retroactive denial of claims and civil monetary penalties;

(k) liabilities or obligations arising from or in respect of any claims alleging violations of the False Claims Act or qui tam actions against any Seller (regardless of whether the Federal government has intervened);

(l) accrued liabilities or obligations under the Assumed Contracts that have not been paid or satisfied in full as of the Closing Date;

(m) liabilities or obligations of Sellers attributable to periods prior to Closing with respect to any and all matters pertaining to the medical staffs of the Facilities, including, without limitation, those relating to credentialing and peer review processes and determinations;

(n) liabilities or obligation of Sellers in respect of any credit balance accounts maintained by Sellers or to refund amounts previously collected to any patient or third party payor for periods prior to the Closing Date;

(o) liabilities or obligations to make any payments to the states in which the Facilities are located under applicable escheat laws relating to any assets held by Sellers for periods prior to the Closing Date; and

(p) liabilities and obligations of Sellers in respect of any assessments pertaining to, or to make any other payments to, any State patient compensation fund.

2.5 Purchase Price.

(a) Subject to the terms and conditions hereof, the purchase price to be paid by Buyers or their designees for the sale and purchase of the Purchased Assets as herein contemplated (the “Purchase Price”) shall be an amount equal to (i) $108,974,481, plus (or minus), (ii) an amount equal to the difference between the Final Net Working Capital and a deficit of $954,698.71, minus (iii) the Indebtedness Adjustment Amount. The adjustments described in clauses (ii) and (iii) above collectively are referred to as the “Purchase Price Adjustments.”

(b) The amount of cash to be delivered at the Closing in accordance with Section 3.3(a) (the “Initial Purchase Price”) shall be an amount equal to (i) $108,974,481 plus (or minus), (ii) an amount equal to the difference between the Interim Net Working Capital and a deficit of $954,698.71, minus (iii) the Initial Indebtedness Adjustment Amount. The adjustments described in clauses (ii) and (iii) above collectively are referred to as the “Initial Purchase Price Adjustments.”

(c) At the Closing, Buyers shall pay the HRA Minority Interest Purchase Price to HNMC in the event the conditions referenced in Section 7.12 and Section 8.7 have been satisfied. In the event the HRA Consent is not received, the Purchased Assets and Assumed Liabilities associated with Houston Rehabilitation Associates shall not be a part of the Contemplated Transactions and the Purchase Price shall be reduced by an amount equal to $3,356,622.

2.6 Allocation of Purchase Price. The Purchase Price shall be allocated among the Facilities and the Purchased Assets at each Facility in accordance with Code §1060 and treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Asset Allocation”). Within thirty (30) days after the Closing Date, Buyers shall deliver a copy of their initial determination of the Asset Allocation to Sellers. Sellers shall, within thirty (30) days after receipt of the initial determination of the Asset Allocation by Buyers, notify Buyers if they disagree with such initial determination, and if Sellers do not so notify Buyers within such thirty (30) days, the initial Asset Allocation shall be final and binding on the parties. If Sellers disagree with such initial Asset Allocation, Buyers and Sellers shall make a good faith effort to resolve the dispute. If Buyers and Sellers have been unable to resolve their differences within fifteen (15) days after Buyers have been notified of Sellers’ disagreement with the initial Asset Allocation, then any remaining disputed issues shall be submitted to an independent auditor to be mutually agreed upon in writing by the parties, who shall resolve the disagreement in a final binding manner. The cost of such independent auditor shall be borne equally by Sellers and Buyers. Sellers and Buyers and their Affiliates shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Neither Sellers nor Buyers shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

2.7 Initial Purchase Price Adjustment. The Purchase Price shall be adjusted on or prior to the Closing Date as follows:

(a) Sellers shall prepare and deliver to Buyers not less than five (5) Business Days prior to the Closing Date, (i) Sellers’ most recent month-end balance sheets in respect of the Facilities (which balance sheets shall be prepared in accordance with GAAP applied on a basis consistent with the Reference Balance Sheets) (the “Interim Balance Sheets”); (ii) a copy of Sellers’ trial balances in respect of the Facilities as of the date of the Interim Balance Sheets; and (iii) schedules setting forth in reasonable detail Sellers’ calculation of (A) each of the Initial Purchase Price Adjustments determined as of the date of the Interim Balance Sheets and (B) the Initial Purchase Price (collectively, the “Initial Closing Statement”).

(b) Sellers shall (i) consult with Buyers and its representatives with respect to the Initial Closing Statement and (ii) permit Buyers and their representatives to review Sellers’ work papers relating thereto. Buyers may object to any of the information contained in the Initial Closing Statement that could affect the Initial Purchase Price by delivering written notice of such objections to Sellers not less than two (2) Business Days after receipt of the Initial Closing Statement. If Buyers timely raise any such objections prior to the Closing, Buyers and Sellers will attempt to resolve such objections in good faith prior to the Closing Date; provided, however, that to the extent Buyers and Sellers are unable to resolve such issues prior to the Closing, then, for purposes of determining the Initial Purchase Price, the parties will use Sellers’ proposed calculations of such amounts as reflected in the Initial Closing Statement.

2.8 Final Purchase Price Adjustment. Following the Closing, the parties shall adjust the Purchase Price as follows (the “Final Purchase Price Adjustment”):

(a) Not more than 75 days after the Closing Date, Sellers shall deliver to Buyers the following: (i) balance sheets of Sellers in respect of the Facilities as of the Closing Date (the “Closing Balance Sheets”); (ii) a copy of Sellers’ trial balances in respect of the Facilities as of the Closing Date; and (iii) schedules setting forth in reasonable detail Buyers’ calculation of (A) each of the Purchase Price Adjustments and (B) the Purchase Price (collectively, the “Closing Statement”); and

(b) Sellers covenant and agree that the Closing Balance Sheets shall be prepared in accordance with GAAP, applied on a basis consistent with the Reference Balance Sheets, except as modified in the last sentence of this Section 2.8(b). The Closing Balance Sheets shall set forth the calculation of Net Working Capital as of the Closing Date. For purposes of the Final Purchase Price Adjustment, the Final Net Working Capital shall be determined based on the Closing Balance Sheet, except that (i) Paid Time Off will be adjusted to eliminate any such obligations in respect of Sellers’ employees who are not offered employment or who do not accept offers of employment by Buyers as of the Closing and (ii) the Value of Pharmacy Inventory will reflect the physical inventory conducted pursuant to Section 2.11.

2.9 Dispute of Adjustments/Reconciliations of the Purchase Price. Within 15 days after Sellers’ delivery of the Closing Statement to Buyers, Buyers shall, in a written notice to Sellers, either accept or describe in reasonable detail any proposed adjustments to the Closing Balance Sheets or the Closing Statement and the reasons therefor, and shall include pertinent calculations. If Buyers fail to deliver notice of acceptance or objection to the Closing Balance Sheets or the Closing Statement within such 15-day period, Buyers shall be deemed to have accepted the Closing Balance Sheets and the Closing Statement. In the event that Sellers and Buyers are not able to agree on the adjustment to be made pursuant to Section 2.8 within 15 days from and after the receipt by Sellers of any objections timely raised by Buyers, Sellers and Buyers shall each have the right to require that such disputed determination be submitted to an independent auditor to be mutually agreed upon in writing by the parties for computation or verification in accordance with the provisions of this Agreement. The results of such independent auditor’s report shall be binding upon Sellers and Buyers, and such independent auditor’s fees and expenses for each such disputed determination shall be borne by the party whose determination has been modified or by both parties in proportion to the relative amount each party’s determination has been modified.

Appropriate payment shall be made by Buyers or Sellers, as applicable, by wire transfer of immediately available funds promptly upon (and in all events within three (3) Business Days after) agreement of Buyers and Sellers with respect to the determination of the Final Purchase Price Adjustment or determination of the Final Purchase Price Adjustment in accordance with this Section 2.9 as follows: either (i) Buyers shall pay Sellers the amount by which the Purchase Price exceeds the Initial Purchase Price or (ii) Sellers shall pay Buyers the amount by which the Initial Purchase Price exceeds the Purchase Price. At all reasonable times following delivery by Sellers to Buyers of the proposed Closing Balance Sheets and the Closing Statement, as provided in Section 2.8, Sellers shall make available to Buyers and its agents all books and records of Sellers included in, or related to, the determination of the Purchase Price Adjustments, including all of Sellers’ and its agents’ accounting work papers and journal entries underlying such determination or the preparation of the Closing Balance Sheets and the Closing Statement.

2.10 Proration. Within seventy-five (75) days after the Closing Date, Sellers and Buyers shall prorate as of the Closing Date (a) any amounts that were paid by Sellers prior to the Closing and relate, in whole or in part, to periods ending after the Closing Date and (b) any amounts that become due and payable after the Closing Date, in each case, with respect to (i) the Assumed Contracts (including the Tenant Leases and the Third Party Leases), (ii) personal property and ad valorem Taxes on the Purchased Assets (based upon taxes paid in respect of same for calendar year 2010), and (iii) all utilities servicing any of the Purchased Assets, including water, sewer, telephone, electricity and gas service, in each case to the extent not prorated as of Closing, reflected in the Final Net Working Capital or otherwise covered by Section 2.8. Any such amounts that are not available within seventy-five (75) days after the Closing Date shall be similarly prorated as of the Closing Date as soon as practicable thereafter.

2.11 Physical Pharmacy Inventory. Not more than fifteen (15) days prior to the Closing Date, Sellers will perform a physical inventory at the Facilities to verify the levels and amounts of the Pharmacy Inventory. Sellers will give Buyers not less than two (2) days’ notice of such physical inventory. Representatives of Buyers will be permitted to observe such physical inventory and will be permitted to make test counts of Pharmacy Inventory and receive copies of the records of the physical inventory conducted pursuant to this Section 2.11. In connection with such inventory, Sellers and Buyers shall jointly determine if any pharmacy supplies or inventory are unusable or obsolete, which unusable and obsolete supplies shall be excluded from the calculation of the Value of Pharmacy Inventory. Prior to Closing, Sellers may, at their option, remove pharmacy supplies or inventory that, based upon such physical inventory, have been determined by the parties to be unusable or obsolete. Based on such inventory, the value of the Pharmacy Inventory shall be determined by applying the most current Vendor price to each item of Pharmacy Inventory as of the date of such inventory and Sellers shall prepare a schedule thereof (the “Value of Pharmacy Inventory”). The Value of Pharmacy Inventory shall be used for purposes of preparing the Final Net Working Capital. The amount of the Value of Pharmacy Inventory shall be increased or decreased, as appropriate, to reflect the value of any additions to, or deletions from the value (as determined by the physical inventory) of the Pharmacy Inventory of the Facilities between the date of the physical inventory and the Closing Date.

3.	CLOSING

3.1 Closing. Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to the Closing specified in Article 7 and Article 8 hereof, the consummation of the Contemplated Transactions (the “Closing”) shall take place at the offices of HealthSouth Corporation located at 3660 Grandview Parkway, Birmingham, Alabama 35243 at 10:00 a.m. local time on the last day of the first calendar month after the conditions set forth in Article 7 and Article 8 have been satisfied or waived or at such other date and/or at such other location as the parties hereto may mutually designate in writing (the “Closing Date”). The parties will endeavor to have the Closing occur at the end of a month for ease of transition and bookkeeping reasons. Notwithstanding the foregoing, the parties need not attend the Closing in person and shall have the right to close the transaction contemplated by this Agreement pursuant to written closing escrow instructions, so long as such instructions are consistent with the terms hereof.

3.2 Actions of Sellers at the Closing. At the Closing and unless otherwise waived in writing by Buyers, Sellers shall deliver to Buyers, or shall cause the appropriate Person to deliver to Buyers, the following:

(a) Special or limited warranty deeds, in a form reasonably acceptable to Buyers and Sellers (the “Deeds”), fully executed by Sellers in recordable form, transferring to Buyers, or its designee, title to the Owned Real Property;

(b) Assignments of Leases, in a form reasonably acceptable to Buyers and Sellers (the “Lease Assignments”), fully executed by Sellers in recordable form, assigning to Buyers leasehold or subleasehold title to any Leased Real Property, together with the consents to assignment, estoppel certificates and subordination, non-disturbance and attornment agreements, each of which must be in form and substance reasonably acceptable to Buyers, described in Section 7.9;

(c) Assignments of Tenant Leases, in a form reasonably acceptable to Buyers and Sellers (the “Tenant Lease Assignments”), fully executed by Sellers in recordable form, assigning to Buyers leasehold or subleasehold title to any Tenant Leases;

(d) Bills of Sale, in a form reasonably acceptable to Buyers and Sellers (the “Bill of Sale”), fully executed by Sellers, conveying to Buyers good and marketable title to the Personal Property;

(e) Assignments of Contracts and Assumption of Liabilities, in a form reasonably acceptable to Buyers and Sellers (the “Contracts Assignment”), fully executed by Sellers, assigning all right, title and interest of Sellers in and to the Assumed Contracts to Buyers;

(f) Assignments and Assumption of Third Party Leases Agreements, in a form reasonably acceptable to Buyers and Sellers (the “Third Party Lease Assignment”), fully executed by Sellers, assigning to Buyers the complete interest of Sellers in the Third Party Leases;

(g) Powers of Attorney, in a form reasonably acceptable to Buyers and Sellers (the “Power of Attorney”), fully executed by Sellers, authorizing Buyers to utilize Sellers’ federal and state controlled substances permits and pharmacy licenses for a period not to exceed 90 days after Closing; provided, however, that this delivery shall only be required if Buyers do not receive the appropriate regulatory approvals and consents prior to Closing;

(h) Copies of resolutions duly adopted by the board of managers or board of directors, as appropriate, of each Seller, except HealthSouth, authorizing and approving each Seller’s performance of the Contemplated Transactions and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force and effect as of the Closing Date, by the appropriate officers of each Seller;

(i) A certificate of each Seller certifying that the conditions set forth in Section 7.1 and Section 7.2 have been satisfied;

(j) Certificates of incumbency for the respective officers of each Seller executing this Agreement or any other document contemplated herein dated as of the Closing Date;

(k) Certificates of existence and good standing of each Seller from the state of its organization, and, if a Seller is not organized in the state in which the Facility that it operates is located, certificates of authority to transact business in the state in which the Facility it owns is located and certificates of good standing from such state, each dated the most recent practicable date prior to the Closing Date;

(l) Notices to each tenant or other occupant under the Third Party Leases, signed by the applicable Seller disclosing that the Third Party Leases have been assigned to Buyers and that, after the Closing, all rents should be paid to Buyers or Buyers’ designee;

(m) A non-foreign affidavit of Sellers dated as of the Closing Date, in form and substance required under the treasury regulations issued pursuant to Section 1445 of the Code stating that Sellers are not “foreign persons” as defined in Section 1445 of the Code; and

(n) Such other agreements, instruments and documents as Buyers reasonably deems necessary to effect the Contemplated Transactions.

3.3 Actions of Buyers at the Closing. At the Closing and unless otherwise waived in writing by Sellers, Buyers shall deliver to Sellers the following:

(a) An amount (to be delivered by wire transfer of immediately available funds) equal to the Initial Purchase Price;

(b) The (i) Bill of Sale, (ii) the Contracts Assignment, (iii) the Power of Attorney, (iv) the Tenant Lease Assignments, (v) the Third Party Lease Assignment, and (vi) the Lease Assignment in each instance fully executed by Buyers;

(c) Copies of resolutions duly adopted by the board of managers of each Buyer, authorizing and approving Buyers’ performance of the Contemplated Transactions and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force and effect as of the Closing Date by an appropriate officer of Buyers;

(d) A certificate of each Buyer certifying that the conditions set forth in Section 8.1 and Section 8.2 have been satisfied;

(e) Certificates of incumbency for the respective officers of each Buyer executing this Agreement and any other document contemplated herein dated as of the Closing Date;

(f) Certificates of existence and good standing of each Buyer from the state of its organization, each dated the most recent practical date prior to Closing; and

(g) Such other agreements, instruments and documents as Sellers reasonably deem necessary to effect the Contemplated Transactions.

3.4 Additional Acts. From time to time after Closing, Sellers shall execute such other instruments of conveyance and transfer, and take such other actions as Buyers reasonably may request, to convey and transfer full right, title and interest to, vest in, and place Buyers in legal and actual possession of, any and all of the Purchased Assets. Sellers also shall furnish Buyers with such information and documents in Sellers’ possession or under Sellers’ control, or which Sellers can execute or cause to be executed, as will enable Buyers to prosecute any and all petitions, applications, claims and demands relating to or constituting a part of the Purchased Assets.

4.	REPRESENTATIONS AND WARRANTIES OF SELLERS

As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), Sellers represent and warrant to Buyers the following:

4.1 Organization; Capacity. Schedule 4.1 contains a list of the jurisdiction of incorporation or organization for each Seller and the other jurisdictions in which each Seller is qualified to do business as a foreign corporation or limited liability company. With the exception of Houston Rehabilitation Associates, each Seller is a corporation or a limited liability company, in each instance is duly organized and validly existing in good standing under the Laws of the state of its organization with full power and authority to own its properties and conduct its business in the place and manner now conducted. Houston Rehabilitation Associates is a Delaware general partnership. Each Seller is duly qualified to do business and in good standing in each jurisdiction in which the Facility that it operates is located. The execution and delivery by each Seller of this Agreement and documents described herein to which it is a party, the performance by each Seller of its obligations under this Agreement and documents described herein to which it is a party and the consummation by each Seller of the Contemplated Transactions and documents described herein to which it is a party, as applicable, have been duly authorized and approved by all necessary corporate, limited liability company or general partnership actions on the part of Sellers, none of which actions has been modified or rescinded and all of which actions remain in full force and effect.

4.2 Authority; Noncontravention. The execution, delivery and performance of this Agreement and the documents described herein by each Seller and the consummation by Sellers of the Contemplated Transactions and documents described herein, as applicable:

(a) are within each Seller’s corporate, limited liability company or partnership powers, as applicable, and are not in contravention or violation of the terms of the articles of incorporation, bylaws, articles of organization, limited liability company agreement or partnership agreement of Sellers;

(b) except as set forth on Schedule 4.2(b), do not require any Approval of, filing or registration with, or the issuance of any Permit or other action taken by any Governmental Authority to be made or sought by Sellers; and

(c) assuming the Approvals set forth on Schedule 4.2(b) are obtained, will not conflict with, or result in any violation of or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation, acceleration or augmentation of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets under (i) any Contract applicable to any of the Purchased Assets or (ii) any Order or Law applicable to any of the Purchased Assets or to which Sellers may be subject.

4.3 No Outstanding Rights. Except as set forth in Schedule 4.3, there are no outstanding rights (including any right of first refusal), options, or Contracts giving any Person any current or future right to require Sellers to sell or transfer to such Person or to any third party any interest in any of the Purchased Assets.

4.4 Title; Sufficiency of Assets. Except as set forth on Schedule 4.4, each Seller owns and holds good and marketable title to any Owned Real Property held by it and good and valid title to the remainder of the Purchased Assets, in each instance free and clear of all Encumbrances, other than the Permitted Encumbrances. Each Seller is the sole legal and equitable owner of the Purchased Assets as set forth on Schedule 4.4. The Purchased Assets constitute all of the assets used in the Business as presently conducted, except for the Excluded Assets. With the exception of proprietary records and technology of Sellers and the assets referenced on Schedule 2.2(l), none of the Excluded Assets is located at the Facilities. At the Closing, each Seller will convey to the appropriate Buyer good and marketable title to the Owned Real Property if any, that it holds and good and valid title to the remainder of the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. To Sellers’ knowledge, there are no facts or conditions affecting the Purchased Assets which could, individually or in the aggregate, materially interfere with the use, occupancy or operation of the Purchased Assets as currently used, occupied or operated. The Purchased Assets (together with the Excluded Assets) consist of all assets necessary to operate and are adequate for the purposes of operating the Business in the manner in which it has been operated since January 1, 2010.

4.5 Binding Agreement. This Agreement and all other written agreements to which Sellers or any of its Affiliates will become a party hereunder are and will constitute the valid and legally binding obligations of Sellers and/or such Affiliates and are and will be enforceable against them in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

4.6 Financial Information.

(a) Schedule 4.6 hereto contains the following financial statements and financial information of Sellers in respect of the Facilities (collectively, the “Historical Financial Information”):

(i) unaudited balance sheets and statements of operations, as of, and for the 12-month periods ended December 31, 2009, and December 31, 2010;

(ii) unaudited balance sheets as of the Balance Sheet Date (the “Reference Balance Sheets”) and as of March 31, 2011; and

(iii) unaudited statements of operations for the three-month period ending on March 31, 2011;

(b) The Historical Financial Information is true, correct and complete in all material respects and fairly presents the financial position of the Sellers with respect to the Business and the Facilities at the respective dates thereof and the results of the Sellers’ operations of the Business and changes in financial position for the respective periods covered thereby. The financial statements included in the Historical Financial Information have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated, subject to the absence of footnotes and year-end audit adjustments (the effect of which is not material with respect to the Purchased Assets), and are based on the information contained in the books and records of Sellers; and

(c) Except for (i) liabilities reflected in the Reference Balance Sheets and (ii) liabilities that were incurred after the Balance Sheet Date in the ordinary course of business, none of which have had a Material Adverse Change, Sellers have no liabilities of any nature relating to the Purchased Assets and the Assumed Liabilities, whether accrued, absolute, fixed, contingent, liquidated, unliquidated, recorded, unrecorded, known, unknown, or otherwise of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP.

4.7 Approvals. Each Facility is licensed as a hospital or a specialty hospital to operate the number of beds set forth on Schedule 1B in accordance with the applicable Law of the state in which such Facility is located. The pharmacies, laboratories, and all other ancillary departments located at the Facilities or operated for the benefit of the Facilities that are required to be separately licensed are duly licensed by the appropriate Governmental Authority. Except as disclosed on Schedule 4.7, each Facility possesses the Approvals necessary for Sellers to own and operate the Facilities and the Purchased Assets and to carry on the Business as currently conducted. Sellers have provided accurate and complete copies to Buyers of each Approval listed on Schedule 4.7. Schedule 4.7 lists all material Approvals owned or held by Sellers applicable to the Purchased Assets or the Facilities. Sellers and the Facilities, as applicable, are, and at all times have been, in material compliance with the terms of such Approvals, and there are no provisions in, or agreements relating to, any Approval that preclude or limit Sellers from operating the Facilities and the Purchased Assets and carrying on Business as currently conducted. There is no pending or, to Sellers’ knowledge, threatened Proceeding by or before any Governmental Authority to revoke, cancel, rescind, suspend, restrict, modify, or refuse to renew such Approvals owned or held by Sellers and listed on Schedule 4.7. To Sellers’ knowledge, no event has occurred and no facts exist with respect to any Approval that would allow the suspension, revocation, or termination of same. Neither Sellers nor the Facilities has received any written notice or communication from any Governmental Authority regarding any violation of any Approval owned or held by Sellers and listed on Schedule 4.7 (other than any surveys or deficiency reports for which Sellers have submitted a plan of correction that has been accepted or approved by the applicable Governmental Authority). Sellers have delivered to Buyers accurate and complete copies of all survey reports, deficiency notices, plans of correction, and related correspondence received by Sellers or the Facilities since January 1, 2009 in connection with the Approvals owned or held by Sellers.

4.8 Certificates of Need. Schedule 4.8 lists all certificate of need approvals held by Sellers with respect to the Facilities, which constitute all certificate of need approvals necessary for Sellers to own and operate the Facilities and the Purchased Assets and to carry on the Business as currently conducted. Seller and the Facilities, as applicable, are, and at all times have been, in material compliance with the terms and conditions of any such certificates of need approvals. Each such certificate of need is valid and in good standing and not subject to meritorious challenge.

4.9 Accreditation. Schedule 4.9 sets forth an accurate and complete list of all Joint Commission accreditations and other accreditations held by Sellers with respect to the Facilities. All such accreditations are and shall be current and in full force and effect as of the date hereof and as of the Closing Date. Except as otherwise disclosed in Schedule 4.9 and to Sellers’ knowledge, no event has occurred or other fact exists with respect to such accreditations that allows, or after notice or the lapse of time or both, would allow, revocation or termination of any such accreditations, or would result in any other impairment in the rights of any holder thereof. There is no pending or, to Sellers’ knowledge, threatened Proceeding by any accrediting body to revoke, cancel, rescind, suspend, restrict, modify, or non-renew any such accreditation. Sellers have delivered a copy of each Facility’s most recent Joint Commission accreditation reports and any reports, documents, or correspondence relating thereto to Buyers.

4.10 Government Program Participation; Reimbursement. The Facilities are certified for participation in the Government Programs and have current and valid provider agreements listed on Schedule 4.10 (the “Program Agreements”) and are excluded from the Medicare prospective payment system. Sellers have delivered accurate and complete copies of all such Program Agreements to Buyers. The Facilities are in substantial compliance with the conditions of participation in the Government Programs and with the terms, conditions, and provisions of the Program Agreements. Except as otherwise disclosed on Schedule 4.10 and to Sellers’ knowledge, no events or facts exist that would cause any Program Agreement to be suspended, terminated, restricted or withdrawn. There is no Proceeding, survey, or other action pending, or, to Sellers’ knowledge, threatened, involving any of the Government Programs or any other third party payor programs, including the Facilities’ participation in and the reimbursement received by Sellers with respect to the Facilities from the Government Programs or any other third party payor programs. Neither Sellers nor, to Sellers’ knowledge, any of their employees, officers, or directors have committed a violation of any Law relating to payments and reimbursements under the Government Programs or any other third party payor program. Schedule 4.10 contains a list of all National Provider Identifiers and all provider numbers of Sellers with respect to the Facilities under the Government Programs.

4.11 LTACH Representations. Except as disclosed on Schedule 4.11, Sellers are (or will be as of the Closing Date) in compliance with the requirements to qualify each Facility as a long term acute care hospital in accordance with all applicable Law, including, without limitation, the requirements set forth at 42 CFR. § 412.23(e). Each Facility satisfies (or will satisfy as of the Closing Date) all requirements for exclusion from the Medicare prospective payment system specified in 42 CFR. § 412.1(a)(1) by complying with the requirements set forth at 42 CFR. § 412.23(e). Except as disclosed on Schedule 4.11, no Proceedings or surveys are pending or, to Sellers’ knowledge, threatened that relate to any Facility’s status as a long term care hospital under 42 CFR. § 412.23(e). Except as disclosed on Schedule 4.11, no Facility is subject to the special payment provisions for long term care hospitals specified in 42 CFR. §§ 412.534 and 412.536. To the extent any Seller has increased the number of beds at a Facility since December 29, 2007, each such increase in beds was implemented consistently with an applicable exception to the moratorium on the development of new long term acute care hospital facilities established by Section 114 of the Medicare/Medicaid State Children’s Health Insurance Program Extension Act and regulations promulgated thereunder.

4.12 Third Party Payor Cost Reports. Sellers have timely filed all required Sellers Cost Reports for all fiscal years through and including the fiscal year ended June 30, 2010, and copies of all Sellers Cost Reports filed by or on behalf of Sellers since 2008 have been provided to Buyers. All Sellers Cost Reports accurately reflect the information required to be included therein, and such Cost Reports do not claim, and neither Sellers nor the Facilities have received, reimbursement in any amount in excess of the amounts allowed by Law or any applicable agreement. To Sellers’ knowledge, there are no facts or circumstances that would give rise to any material change in allowed costs under Sellers Cost Reports. Schedule 4.12 indicates which Sellers Cost Reports have not been audited and finally settled and includes a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved claims or disputes in respect of Sellers Cost Reports. Sellers have established adequate reserves to cover any potential reimbursement obligations that Sellers may have in respect of Sellers Cost Reports, and such reserves are accurately set forth in the Historical Financial Information.

4.13 Regulatory Compliance.

(a) Except as disclosed in the SEC Filings, Sellers, the Facilities, and their respective officers, directors or employees, have not been convicted of, charged with, or, to Sellers’ knowledge, investigated for, or have not engaged in conduct that would constitute, a Medicare or other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7(b)(f)) related offense or convicted of, charged with or, to Sellers’ knowledge, investigated for, or engaged in conduct that would constitute a violation of any Law related to fraud, theft, embezzlement, breach of fiduciary duty, kickbacks, bribes, other financial misconduct, obstruction of an investigation or controlled substances. Except as disclosed in the SEC Filings, Sellers, the Facilities, and their respective officers, directors, employees or independent contractors of Sellers or the Facilities (whether an individual or entity), have not been excluded from participating in any Government Program, subject to sanction pursuant to 42 U.S.C. § 1320a-7a or § 1320a-8 or been convicted of a crime described at 42 U.S.C. § 1320a-7b, nor, to Sellers’ knowledge, are any such exclusions, sanctions or charges threatened or pending;

(b) Sellers, the Facilities, and the Purchased Assets have been and are presently in compliance in all material respects with all applicable Law, including, but not limited to, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended, or “Stark Law,” 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C.

§§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, as amended, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA; Section 504 of the Rehabilitation Act of 1973; the Immigration Reform and Control Act of 1985; and all applicable implementing regulations, rules, ordinances and Orders; and any similar state and local statutes, regulations, rules, ordinances and Orders, and any corresponding state statutes and applicable implementing regulations that address the subject matter of the foregoing;

(c) Neither Sellers nor the Facilities have received any written, or to Sellers’ knowledge, oral communication from a Governmental Authority, commercial payor or patient that alleges the Facilities or the Purchased Assets are not in compliance with any Law, other than statements of deficiencies from a Governmental Authority received in the ordinary course of business; and

(d) Sellers, the Facilities and Sellers’ officers, directors or employees have not engaged in any activities that are prohibited under 42 U.S.C. §§ 1320a-7 et seq., or the regulations promulgated thereunder, or under any other federal or state statutes or regulations, or which are prohibited by applicable rules of professional conduct.

4.14 Compliance Programs. Sellers have provided to Buyers an accurate and complete copy of each Facility’s current compliance program materials. Sellers and the Facilities have conducted their operations in accordance with their respective compliance programs. Sellers have granted Buyers access to logs and other information maintained by Sellers under their respective compliance programs. No Seller (a) is a party to a Corporate Integrity Agreement with the OIG; (b) has any reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority; (c) except as disclosed in the SEC Filings and, to Sellers’ knowledge, has been the subject of any Government Program investigation conducted by any federal or state enforcement agency; (d) except as disclosed in the SEC Filings, has been a defendant in any qui tam/False Claims Act litigation (other than by reason of a sealed complaint of which Sellers have no knowledge); and (e) except as disclosed in Schedule 4.14, has received any complaints with respect to the Facilities through such Seller’s compliance “hotline” from employees, independent contractors, vendors, physicians, patients, or any other persons that could reasonably be considered to indicate that such Seller has violated, or is currently in violation of, any Law. For purposes of this Agreement, the term “compliance program” refers to provider programs of the type described in the compliance guidance published by the OIG.

4.15 Medical Staff Matters. Except as otherwise disclosed on Schedule 4.15, there are no (i) pending or, to the knowledge of Sellers, threatened Professional Review Actions (as that term is defined at 42 U.S.C. § 1151 (a)) with respect to any medical staff member of the Facilities or any applicant thereto, including any adverse actions for which a medical staff member or applicant has requested a review hearing as provided by the bylaws of the medical staff, that has not been scheduled or that has been scheduled but has not been completed, (ii) pending or, to the knowledge of Sellers threatened disputes with applicants, staff members or advanced practice professionals, or (iii) pending investigations by the respective medical executive committee against or pertaining to medical staff members or advanced practice professionals, and all appeal periods in respect of any medical staff member or applicant against whom a Professional Review Action has been taken have expired. Except as disclosed on Schedule 4.15, no medical staff members of the Facilities have had their privileges revoked, suspended, or reduced since the Balance Sheet Date.

4.16 Intellectual Property.

(a) Sellers have and will have prior to Closing all rights necessary to assign, transfer and convey all rights of Sellers in and to the Intellectual Property (other than the Excluded Intellectual Property) to Buyers pursuant to this Agreement; and

(b) Except as set forth on Schedule 2.1(i), neither Sellers nor any of their Affiliates has any patents, registered trademarks, registered service marks or registered copyrights related to any of the Purchased Assets. Except as set forth on Schedule 2.1(i), neither Sellers nor any of their Affiliates have been served with process in any Proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party related to any of the Purchased Assets. Sellers have not brought any Proceeding for infringement of Intellectual Property or breach of any license or Contract involving Intellectual Property related to any of the Purchased Assets against any third party.

4.17 Contracts. Schedule 4.17 includes a complete and accurate list of each Facility Specific Contract, a general description of each Facility Specific Contract and the parties thereto. Any Facility Specific Contract that, directly or indirectly, includes a party that is a physician or other referral source or a party which is owned in whole or part by a referral source (including any referral source physician), is clearly identified as such in Schedule 4.17. In addition to the foregoing:

(a) The Facility Specific Contracts constitute valid and legally binding obligations of the parties thereto and are enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity);

(b) Each Facility Specific Contract constitutes the entire agreement by and between the respective parties thereto; and

(c) Except as stated on Schedule 4.17, all obligations required to be performed by Sellers, and, to the knowledge of Sellers, all obligation to be performed by the counterparties to the Facility Specific Contracts, under the terms of the Facility Specific Contracts have been performed in all material respects, and, to the knowledge of Sellers, no act or omission by any Seller or any counterparty thereto has occurred or failed to occur that, with the giving of notice, the lapse of time, or both would constitute a default under the Facility Specific Contracts.

4.18 Personal Property. Except as set forth on Schedule 4.18 or as specifically disclosed in the Historical Financial Information, and except with respect to leased Personal Property, Sellers have good title to all of the Personal Property shown in the Historical Financial Information, free and clear of any Encumbrance other than Permitted Encumbrances. The Personal Property used in the operation of the Business of each Facility is, as to such Facility, taken as a whole, in good operating condition and repair, except for ordinary wear and tear. Except as disclosed on Schedule 4.18, since the Balance Sheet Date, Sellers have not sold or otherwise disposed of any item or items of plant, property or equipment having an individual value greater than $25,000 or an aggregate value in excess of $100,000 other than items sold, used or disposed of in the ordinary course of business with comparable replacement thereof, if appropriate. No Person other than Sellers owns any Personal Property, except for (a) items leased by Sellers or improvements to items leased by Sellers pursuant to a lease agreement identified on Schedule 4.17, (b) furniture and equipment owned or leased by physicians leasing space in the Real Property pursuant to a lease agreement identified on Schedule 4.17, and (c) personal property of Sellers’ employees, patients or visitors.

4.19 Pharmacy Inventory and Inventory. All of the Pharmacy Inventory and other inventory existing on the date hereof will exist on the Closing Date, except for Pharmacy Inventory or other inventory exhausted or added in the ordinary course of business between the date hereof and the Closing Date. Other than Pharmacy Inventory, inventory is not recorded as a current asset on the Historical Financial Information. Pharmacy Inventory is carried at the most current vendor price on the Historical Financial Information. Except to the extent of reserves reflected in the Reference Balance Sheets, all of the Pharmacy Inventory and other inventory on hand on the date of this Agreement and to be on hand on the Closing Date, consists and will consist of items of a quality usable or saleable in the ordinary and usual course of business in all material respects. The quantities of all Pharmacy Inventory and other inventory are not excessive and are consistent with the historical practices of Sellers.

4.20 Real Property.

(a) Schedule 4.20(a) contains a legal description, street address and tax parcel identification number for the Owned Real Property. Sellers agree that title to the Owned Real Property shall not be altered between the date of this Agreement and Closing;

(b) Schedule 4.20(b) contains a list of the addresses of all of the Leased Real Property and each Tenant Lease. At the Closing, Sellers will assign to Buyers all of its interest in the Leased Real Property as well as all of the interest of Sellers in the Tenant Leases;

(c) Schedule 4.20(c) contains a list and rent roll of all existing Third Party Leases, including the following information as shown in the Third Party Leases (except with respect to (viii) below) with respect to each: (i) the premises covered; (ii) the effective date; (iii) the name of the legal name of the tenant, licensee or occupant; (iv) the term; (v) the rents and other charges payable thereunder; (vi) the nature and amount of the security deposits thereunder, if any; (vii) options to renew or extend contained in the Third Party Lease; and (viii) any rents or other charges in arrears or prepaid rent;

(d) Sellers have not received any written notice from any Governmental Authority of, and Sellers have no knowledge of: (i) any pending or threatened condemnation Proceedings affecting the Real Property, or any part thereof; or (ii) any violations of any Laws (including zoning and land use ordinances) with respect to the Real Property, or any part thereof, which have not heretofore been cured;

(e) Except as set forth on Schedule 4.20(e), there will be no incomplete construction projects affecting the Real Property as of the Closing Date; and

(f) Sellers are not, nor will become, a person or entity with whom U.S. persons are restricted from doing business under regulations of the Office of Foreign Asset Contract (OFAC) of the Department of Treasury (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive Order (including Executive Order November 13224 on Terrorism Financing, effective September 24, 2001), or the United and Strengthening America by Providing Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56, or any other governmental action. At the Closing, Sellers shall execute and deliver to Buyers an affidavit certifying that it is not a “blocked person” under Executive Order 13224, which form shall be mutually acceptable to Buyers and Sellers.

4.21 Insurance. Schedule 4.21 sets forth a summary of insurance policies or self-insurance funds held by, of for the benefit of, Sellers, as of the date of this Agreement, covering the Business and the Purchased Assets. Sellers also participate in the State patient compensation funds for the Facilities located in Pennsylvania and Louisiana. All of such policies are now and will be until the Closing in full force and effect on either an occurrence basis or a claims made basis, as currently underwritten. Sellers have not as of the date hereof received any notice or other communication from any such insurance company canceling or terminating any of said policies. HealthSouth maintains “blanket” insurance programs in respect of the entirety of its assets and operations. Accordingly, upon the sale of the Purchased Assets to Buyers, such “blanket” insurance shall continue to cover and insure against claims asserted after Closing that relate to liabilities arising from acts and omissions at the Facilities prior to Closing.

4.22 Employee Benefit Plans.

(a) Schedule 4.22 sets forth all “employee benefit plans,” as defined in Section 3(3) of ERISA (collectively, the “Plans”) currently maintained by HealthSouth covering the employees of the Business. All Plan benefits provided to the Employees are provided through Plans sponsored by HealthSouth. Sellers (other than HealthSouth) do not maintain any Plans or provide any employee benefits other than those maintained and provided by HealthSouth. Sellers have provided an accurate and complete copy of each of the Plans to Buyers;

(b) None of Sellers sponsor, maintain or contribute (or is obligated to contribute) to any “employee pension plan,” as defined in Section 3(2) of ERISA, any plan that is subject to Title IV of ERISA or Section 412 of the Code, or any “multiemployer plan,” as defined in Section 3(37) of ERISA;

(c) There are no Proceedings pending or, to Sellers’ knowledge, threatened against Sellers with respect to Sellers’ maintenance of the Plans, other than routine claims for benefits and other claims that are not material;

(d) Sellers have complied in all material respects with all of the continuation coverage requirements of Section 1001 of COBRA, and ERISA Sections 601 through 608, and Section 5000 of the Code;

(e) All of Sellers’ Plans that are intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code have either received a favorable determination letter from the IRS or are operated under a master or prototype plan document that has received a favorable opinion or advisory letter from the IRS; and

(f) No act, omission, or transaction has occurred in connection with any of the Plans that could result in imposition on Buyers or any Affiliate of Buyers, directly or indirectly, of any penalty, tax, or liability arising in connection with any of the Plans under ERISA, the Code, or any other applicable Law.

4.23 Employee Matters.

(a) Schedule 4.23 contains a list of the Employees of the Facilities, their current salary or wage rates, bonus and other compensation, benefit arrangements, accrued Paid Time Off, period of service, department and a job title or other summary of the responsibilities of such employees. Schedule 4.23 also indicates whether such employees are part-time, full-time, pool/prn or on a leave of absence and, if so, the type of leave. The Employees are employees at-will, unless otherwise specified in Schedule 4.23. Except as disclosed on Schedule 2.2(h) or Schedule 4.17, Sellers are not a party to any written (i) employment agreement, (ii) consulting agreement, or (iii) independent contractor agreement with any individual or entity with respect to the Facilities. Sellers have properly classified individuals providing services to Sellers as independent contractors or employees for tax purposes, as the case may be;

(b) Sellers are not delinquent in payments to any of the Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or any other amounts required to be reimbursed to such employees (including accrued Paid Time Off and other benefits) or in the payment to the appropriate Governmental Authority of all required Taxes, insurance, Social Security and withholding thereon. With the exception of bonuses, Sellers shall pay or discharge, within five (5) days of Closing, all current liabilities for compensation and benefits to which the employees listed on Schedule 4.23 are entitled through the Closing Date;

(c) Sellers are in compliance in all material respects with all Laws respecting employment and employment practices, labor relations, terms and conditions of employment, and wages and hours, occupational safety and health. Buyers will not be subject to any claim or liability for severance pay brought by an employee of Sellers who is terminated on or prior to the Closing Date as a result of the consummation of the Contemplated Transactions and is not a Hired Employee;

(d) There is no pending or, to Sellers’ knowledge, threatened employee strike, work stoppage or labor dispute at any of the Facilities, and none has occurred; (ii) to Sellers’ knowledge, no union representation question exists respecting any of the Employees, no demand has been made for recognition by a labor organization by or with respect to any of the Employees, no union organizing activities by or with respect to any of the Employees are taking place, and none of the Employees is represented by any labor union or organization; and (iii) no collective bargaining agreement exists or is currently being negotiated by any Seller; and

(e) There has been no “mass layoff,” “plant closing,” or “retrenchment” as defined by the WARN Act, or by the laws of any jurisdiction in which any of the Facilities have employees within six (6) months prior to the date hereof.

4.24 Litigation.

(a) Schedule 4.24 contains an accurate and complete list and summary description of all Proceedings with respect to the Business and the Purchased Assets. Except as set forth on Schedule 4.24, there are no Proceedings, subpoenas or production requests pending or, to Sellers’ knowledge, threatened against or affecting Sellers with respect to the Business or the Purchased Assets. Since January 1, 2009 and except as disclosed in the SEC Filings, neither Sellers nor any of the Facilities has been subject to any formal or informal (for which Sellers or a Facility has received notice) Proceeding of the OIG, CMS, the Justice Department, the United States General Accounting Office, the applicable state department of health, the applicable state Medicaid program or any similar Governmental Authority; and

(b) There is no Proceeding pending or, to Sellers’ knowledge, threatened against or affecting Sellers before any court or Governmental Authority that has or would reasonably be expected to have a Material Adverse Change on Sellers’ ability to perform this Agreement or any aspect of the Contemplated Transactions.

4.25 Tax Matters. Except as set forth on Schedule 4.25:

(a) Sellers have filed all material Tax Returns required to be filed by them relating to the Business (all of which are true and correct in all material respects), unless an extension has been filed. All material Taxes due and owing by Sellers (whether or not shown on any Tax Return) with respect to the Business have been paid or accrued on the Reference Balance Sheets.

(b) Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party associated with the Business, and all Internal Revenue Service Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. Sellers have not taken and will not take any action in respect of any Taxes (including, without limitation, any withholdings required to be made in respect of employees) which may have an adverse impact upon the Purchased Assets as of or subsequent to Closing Date.

(c) There are no Tax Encumbrances on any of the Purchased Assets and to Sellers’ knowledge, no basis exists for the imposition of any such Encumbrances.

(d) Except as set forth on Schedule 4.25, no deficiencies for Taxes relating to the Business have been claimed, proposed or assessed in writing by any Governmental Authority for which Sellers may have any liability or which may attach to the Purchased Assets. Except as set forth on Schedule 4.25, there are no pending or threatened Proceedings for or relating to any liability in respect of Taxes relating to the Business for which Sellers may have any liability or which may attach to the Purchased Assets. Except as set forth on Schedule 4.25, there are no matters under discussion by Sellers with any Governmental Authority with respect to Taxes relating to the Business that may result in an additional amount of Taxes for which Sellers may have any liability or which may attach to the Purchased Assets.

4.26 Environmental Matters. Except as set forth on Schedule 4.26 or otherwise disclosed in the Environmental Surveys:

(a) Sellers have complied in all material respects with, and are in compliance in all material respects with, all Environmental Laws applicable to their ownership, operations and use of the Real Property;

(b) To Sellers’ knowledge, there are no facts, circumstances or conditions arising out of or relating to Sellers’ operations of the Real Property that would reasonably be expected to result in the Sellers incurring liability under the Environmental Laws;

(c) To Sellers’ knowledge, there are not any Environmental Conditions existing or resulting from Sellers’ operation of the Business or the Real Property;

(d) Sellers have made available to Buyers accurate and complete copies of all information in the possession or control of Sellers pertaining to the environmental history of the Real Property;

(e) To Seller’s knowledge, the Real Property contains no underground or above ground storage tanks;

(f) To Seller’s knowledge, neither PCBs, lead paint, nor asbestos-containing materials are present on or in the Real Property; and

(g) Sellers will promptly furnish to Buyers written notice of any Environmental Condition or of any actions or notices described in this Section 4.26 arising or received after the date hereof.

4.27 Absence of Changes. Except as set forth in Schedule 4.27, since the Balance Sheet Date, there has not been with respect to the Business or the Purchased Assets:

(a) any Material Adverse Change or any event or circumstance which might reasonably be expected to result in a Material Adverse Change;

(b) any material capital expenditure or commitment for additions to property, plant, equipment, intangible or capital assets or for any other purpose, other than for emergency repairs or replacement and except for the capital expenditures permitted or required under Section 6.2 and Section 6.3;

(c) any sale, transfer or other disposal of any portion of the Purchased Assets, except for sales in the ordinary course of business, consistent with past practice and with comparable replacement thereof, if appropriate;

(d) any Encumbrance imposed on any of the Purchased Assets, except as disclosed in the Reference Balance Sheet;

(e) any grant or incurrence of any obligation for any increase in the compensation of any employee who is employed at the Facilities (including any increase pursuant to any bonus, pension, profit-sharing, retirement, or other Plan or commitment) except in the ordinary course of business and consistent with past practice;

(f) any change in any accounting policy or methodology;

(g) any material damage, destruction or loss with respect to or affecting any of the Purchased Assets, whether or not covered by insurance; and

(h) any agreement, whether in writing or otherwise, to take any of the actions set forth in this Section 4.27 and not otherwise permitted by this Agreement.

4.28 Affiliate Transactions. Except as set forth on Schedule 4.28, no Affiliate of Sellers, directly or indirectly: (a) provides any services to Sellers, or is a lessor, lessee or supplier to Sellers; (b) has any interest in or owns the Purchased Assets; (c) is a party to any Contract, lease or other agreement, arrangement, understanding or commitment relating to the Purchased Assets or the Business (other than compensation or employee benefits payable in the ordinary course of business); or (d) received from or furnished to Sellers any goods or services.

4.29 Solvency. None of Sellers is insolvent or will be rendered insolvent as a result of any of the Contemplated Transactions. For purposes hereof, the term “solvent” means that: (a) such Seller is able to pay its debts or obligations in the ordinary course as they mature; and (b) such Seller has capital sufficient to carry on its businesses and all businesses which it is about to engage.

4.30 Brokers and Finders. All negotiations relative to this Agreement and the Contemplated Transactions have been carried out by Sellers directly with Buyers without the intervention of any Person on behalf of Sellers in such manner as to give rise to any valid claim by any such Person against Sellers or Buyers for a finder’s fee, brokerage commission or similar payment.

4.31 Subsidiaries; Minority Interests. Except with respect to HealthSouth and except for Rehabilitation Hospital of Nevada – Las Vegas, LLC’s one percent (1%) partnership interest in Rehabilitation Hospital of Nevada – Las Vegas, L.P., no Seller owns, directly or indirectly, any equity, membership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. Rehabilitation Hospital of Nevada – Las Vegas, L.P. owns and operates an inpatient rehabilitation facility located in Las Vegas, Nevada.

4.32 NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, SELLERS HAVE NOT MADE AND DO NOT HEREBY MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PURCHASED ASSETS AND PROPERTIES OF, OR THE RESULTS TO BE OBTAINED BY, THE BUSINESS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PURCHASED ASSETS AND PROPERTIES OF, OR THE RESULTS TO BE OBTAINED BY, OR THE BUSINESS, ARE HEREBY DISCLAIMED BY SELLERS.

4.33 Statements True and Correct. This Agreement does not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement with respect to Sellers not misleading.

5.	REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers hereby represent and warrant to Sellers the following:

5.1 Organization; Capacity. Schedule 5.1 contains a list of the jurisdiction of incorporation or organization for each Buyer. Each Buyer is a corporation or limited liability company, in each instance duly organized and validly existing in good standing under the Laws of the state of its organization. Buyers have the requisite power and authority to enter into this Agreement and all other agreements and documents to which Buyers will become a party hereunder, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

5.2 Authority; Noncontravention. Buyers’ execution, delivery and performance of this Agreement and all other agreements referenced in or ancillary hereto to which Buyers are a party, and Buyers’ consummation of the Contemplated Transactions:

(a) are within each Buyer’s corporate or limited liability company powers, as applicable, and are not in contravention of the terms of the articles of incorporation, bylaws, articles of organization and limited liability company agreements of Buyers and have been approved by all requisite corporate or limited liability company action;

(b) except as set forth in Schedule 5.2(b), do not require any Approval required by Law;

(c) will not violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law or Order, or Governmental Authority applicable to Buyers; and

(d) will not violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any contract, agreement, permit, license, authorization or obligation to which a Buyer is a party, by which Buyers are bound or by which Buyers’ assets are bound.

5.3 Binding Agreement. This Agreement and all other written agreements to which Buyers will become parties hereunder are and will constitute the valid and legally binding obligations of Buyers and are and will be enforceable against Buyers in accordance with the respective terms hereof and thereof, except as enforceability against Buyers may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

5.4 Litigation. There is no Proceeding or Order pending or, to the knowledge of Buyers, threatened against or affecting Buyers or any of their properties or rights that challenges or may otherwise have the effect of preventing, rendering illegal or otherwise delaying the Contemplated Transactions. To the knowledge of Buyers, no event has occurred or circumstance exists that may give rise to a basis for such a Proceeding.

5.5 Brokers and Finders. All negotiations relative to this Agreement and the Contemplated Transactions have been carried out by Buyers directly with Sellers without the intervention of any Person on behalf of Buyers in such manner as to give rise to any valid claim by any such Person against Buyers or Sellers for a finder’s fee, brokerage commission or similar payment.

5.6 Solvency. Buyers are not insolvent and will not be rendered insolvent as a result of any of the Contemplated Transactions. For purposes hereof, the term “solvent” means that: (a) Buyers are able to pay their debts or obligations in the ordinary course as they mature; and (b) Buyers have capital sufficient to carry on their businesses and all businesses which they are about to engage.

5.7 No Other Representations. Buyers understand that Sellers do not make any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyers of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business, or (ii) any other information or documents made available to Buyers or their counsel, accountants or advisors with respect to Sellers, the Business, the Purchased Assets, liabilities or operations, except as expressly set forth or referenced in this Agreement.

5.8 Statements True and Correct. This Agreement does not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement with respect to Buyers not misleading.

6.	COVENANTS OF SELLERS AND BUYERS

6.1 Access to Premises; Information. Between the date of this Agreement and the Closing Date, Sellers shall allow Buyers and their authorized representatives and agents reasonable access during business hours to and the right to inspect the Facilities, properties, books, Contracts, papers and records of Sellers relating to the Business and the Purchased Assets, and will furnish Buyers with such additional financial and operating data and other information as to the Business and the Purchased Assets as Buyers may from time to time reasonably request without regard to where such information may be located. Provided Buyers have coordinated with Sellers’ designee, Buyers and their officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives will have full access, upon reasonable prior notice and during normal business hours, to the officers, Employees and agents of Sellers who have responsibility for the operation of the Facilities. Buyers’ right of access and inspection shall be made in such a manner as not to interfere unreasonably with the Business.

6.2 Conduct of Business. From the date hereof until the Closing Date, except as set forth in Schedule 6.2 or as otherwise approved in writing by Buyers, Sellers shall:

(a) carry on the Business in substantially the same manner as they have heretofore and not make any material change in personnel, operations, finance, accounting policies, or the Purchased Assets;

(b) maintain the Purchased Assets and all parts thereof in as good working order and condition as at present, ordinary wear and tear excepted;

(c) make all normal and planned capital expenditures and other capital expenditures for emergency repairs or replacement;

(d) perform all of their obligations under the Contracts related to the Facilities;

(e) keep in full force and effect present insurance policies or other comparable insurance on the Purchased Assets;

(f) use their commercially reasonable efforts to maintain and preserve their business organization with respect to the Facilities intact, retain their present Employees at the Facilities and maintain their relationships with physicians, medical staff, suppliers, customers and others having business relations with the Facilities;

(g) permit and allow reasonable access by Buyers to make offers of post-Closing employment to Employees and to establish relationships with physicians, medical staff and others having business relations with Sellers;

(h) correct any requirements for improvement cited by any Governmental Authority or the Joint Commission in the most recent surveys conducted by each or develop and timely implement evidence of standards compliance that is acceptable to any Governmental Authority or the Joint Commission;

(i) operate the Facilities in substantial compliance with all applicable Laws;

(j) continue to collect accounts receivable and pay accounts payable with respect to the Business in the ordinary course of business;

(k) maintain in effect and good standing all Approvals relating to the Purchased Assets and Assumed Liabilities; and

(l) promptly notify Buyers of any Material Adverse Change.

6.3 Negative Covenants. From the date hereof to the Closing Date, except as set forth in Schedule 6.3 or as otherwise agreed by Buyers in writing, Sellers will not, with respect to the Business or otherwise regarding the Purchased Assets:

(a) enter into any Contract except for Contracts entered into in the ordinary course of business that satisfy each of the following requirements: (i) the Contract may be assigned to Buyers or any of their Affiliates without the consent of any party to such Contract and (ii) the Contract does not involve the payment or receipt of more than $25,000 annually;

(b) (i) amend any Assumed Contract, other than renewals or extensions of such Assumed Contracts in the ordinary course of business on terms and conditions that satisfy the requirements and limitations described in clause (a) above; or (ii) terminate any Assumed Contract;

(c) increase compensation payable to, or to become payable to, or make a bonus payment to, any Employee, physician or agent of a Facility or under any personal services Contract with a Facility, except in the ordinary course of business and consistent with past practices;

(d) make offers of post-Closing employment to any Employee of Sellers employed at any Facility for employment with Sellers or any of Sellers’ affiliates for periods subsequent to Closing, other than those Employees who are not offered or do not accept offers of post-Closing employment from Buyers;

(e) sell, assign or otherwise transfer or dispose of any Purchased Assets, except for sales and use of Pharmacy Inventory and other inventory in the ordinary course of business;

(f) (i) by action or inaction, abandon, terminate, cancel, forfeit, waive or release any material rights of Sellers, in whole or in part, with respect to the Purchased Assets or encumber any of the Purchased Assets, except for Permitted Encumbrances; (ii) effect any corporate merger, business combination, reorganization or similar transaction expected to affect adversely Sellers’ ability to perform in accordance with this Agreement; or (iii) settle any dispute or threatened dispute with any Governmental Authority regarding the Purchased Assets in a manner that materially and adversely affects Buyers;

(g) take any other action outside the ordinary course of business of the Business; or

(h) except as required by Section 6.2(c), make any capital expenditure commitment in excess of $50,000 for additions to property, plant, equipment, intangible or capital assets or for any other purpose, other than for emergency repairs or replacement.

6.4 Notification of Certain Matters.

(a) From the date hereof to the Closing Date, Sellers shall give prompt written notice to Buyers of (i) the occurrence, or failure to occur, of any event that causes any representation or warranty of Sellers contained in this Agreement to be untrue in any material respect and (ii) any failure of Sellers to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances; and

(b) From the date hereof to the Closing Date, Buyers shall give prompt notice to Sellers of (i) the occurrence, or failure to occur, of any event that causes any representation or warranty of Buyers contained in this Agreement to be untrue in any material respect and (ii) any failure of Buyers to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances.

6.5 Assumed Contracts; Consents to Assignment; Assignment of Omitted Contracts; Contracts Entered into Prior to the Closing.

(a) Within twenty (20) Business Days after execution of this Agreement, with respect to each Facility, Sellers shall deliver to Buyers a complete and accurate copy of all the Facility Specific Contract (together with a complete and accurate list of those Facility Specific Contracts that are not identified on Schedule 4.17). Within the earlier of (i) thirty (30) Business Days after the receipt of a copy of the last of the Facility Specific Contracts delivered to Buyers, or (ii) thirty (30) days prior to Closing, Buyers will provide Sellers with a list of the Facility Specific Contracts that Buyers intend to assume (Schedule 6.5), whereupon Schedule 2.2(h) shall be modified to include the Facility Specific Contracts that Buyers will not assume. For avoidance of doubt, the representations and warranties of Sellers set forth in Section 4.17 are, and shall be, applicable to all Facility Specific Contracts that are disclosed to Buyers pursuant to this Section 6.5(a).

(b) Sellers and Buyers shall use their respective commercially reasonable efforts to obtain any required consents from the counterparties to the Assumed Contracts and shall reasonably cooperate with each other in obtaining such consents;

(c) Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Assumed Contract if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof or in any material way affect the rights of Sellers thereunder (or the rights of Buyers thereunder following the Closing), unless such consent is obtained. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially affect the rights of Sellers thereunder (or the rights of Buyers thereunder following the Closing) so that Buyers would not in fact receive all such rights, Sellers shall upon the request of Buyers cooperate in any reasonable arrangement designed to provide for Buyers the benefits under any such Assumed Contract, including enforcement of any and all rights of Sellers against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise. At Buyers’ request and to the extent not prohibited by applicable Law, any Assumed Contract will be assigned to Buyers notwithstanding the failure to obtain any consent thereto. To the extent Buyers cannot receive the benefit of an Assumed Contract due to the failure or inability to obtain the necessary consent from the counterparty to such Assumed Contract, then, at Buyers’ option, such Contract shall be deemed an Excluded Contract; and

(d) If any party discovers (i) at any time that any agreement of any Seller that exists as of the date hereof is not listed on Schedule 2.2(g) or Schedule 4.17, or (ii) following the Closing that Sellers have failed to notify Buyers of (and to provide Buyers with a copy of) any agreement that Sellers or any of their Affiliates enters into with respect to any of the Purchased Assets between the date hereof and the Closing (except for agreements that meet the requirements set forth in Section 6.3(a), which Buyers would be obligated to assume), such party shall promptly notify the other parties of such fact and provide the other parties with an accurate and complete copy of such agreement. Buyers may, in their sole discretion, elect to treat such agreement as an Assumed Contract or an Excluded Contract. To the extent any such agreement has not been assigned to Buyers as of the Closing, Sellers agree to assign all of their rights under such agreement to Buyers promptly upon demand by Buyers.

6.6 FTC Notification.

(a) To the extent required by applicable Law, within five (5) Business Days following the date hereof, Sellers and Buyers each shall file a premerger notification with the FTC and the Justice Department under the HSR Act concerning the Contemplated Transactions. From the date of such filing until the Closing Date, Sellers and Buyers shall file all reports or other documents required or requested by the FTC or the Justice Department under the HSR Act or other similar regulations and promptly will comply with any requests by the FTC or the Justice Department for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement.

Buyers and Sellers agree to take all commercially reasonable actions necessary to ensure that the waiting period imposed under the HSR Act terminates or expires within thirty (30) days after filing of their Hart-Scott-Rodino Notification and Report Forms. Without limiting the foregoing, Sellers and Buyers agree to use commercially reasonable efforts to cooperate and oppose any preliminary injunction sought by any Governmental Authority preventing the consummation of the Contemplated Transactions;

(b) Sellers and Buyers shall cause their respective counsel to furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of the HSR Act or other similar regulations. Sellers and Buyers will cause their respective counsel to supply to each other copies of all correspondence, filings or written communications by such party or its Affiliates with any Governmental Authority or staff members thereof, with respect to the Contemplated Transactions, except for documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding the same documents or information submitted in response to any request for additional information or documents pursuant to the HSR Act that reveal Sellers’ or Buyers’ negotiating objectives or strategies or purchase price expectations.

(c) The HSR Costs shall be borne equally by Sellers and Buyers.

6.7 Approvals. Between the date hereof and the Closing Date, Buyers, at their sole cost and expense, shall take all reasonable steps to obtain as promptly as practicable, all Approvals necessary for Buyers’ operation of the Business following the Closing including, without limitation, preparing and filing, in consultation with Sellers and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions and filings to obtain Approvals necessary to be obtained from any Governmental Authority. Sellers, at their sole cost and expense, shall take all reasonable steps to obtain as promptly as practicable, all Approvals necessary for Sellers to transfer the Purchased Assets to Buyers. Notwithstanding the foregoing, Buyers and Sellers agree to cooperate with each other and to provide such information and communications to each other or to any Governmental Authority as may be reasonably requested in order to obtain the Approvals contemplated above or otherwise necessary to consummate the Contemplated Transactions. Sellers and Buyers will, and will cause their respective counsel to, supply to each other copies of all material correspondence, filings or written communications by such party or its Affiliates with any Governmental Authority or staff members thereof, with respect to the Contemplated Transactions.

6.8 No-Shop Provisions.

(a) From and after the date of the execution and delivery of this Agreement by Sellers until the earlier of (a) Closing, (b) ninety (90) days after the termination of this Agreement by Buyers for Sellers’ breach hereunder or (c) the date of termination of this Agreement for any other reason, Sellers shall not (and will not permit any Affiliate or any other Person acting for or on behalf of Sellers to), without the prior written consent of Buyers: (i) offer for lease or sale the Purchased Assets (or any material portion thereof)

or any ownership interest in any Seller other than HealthSouth; (ii) solicit offers to buy or lease all or any material portion of Purchased Assets or any ownership interest in any Seller other than HealthSouth; (iii) hold discussions with any party (other than Buyers) looking toward such an offer or solicitation or looking toward a merger or consolidation with any Seller other than HealthSouth; (iv) enter into any agreement with any party (other than Buyers) with respect to the lease, sale or other disposition of the Purchased Assets (or any material portion thereof) or any ownership interest in any Seller other than HealthSouth or with respect to any merger, consolidation or similar transaction involving any Seller other than HealthSouth; or (v) furnish or cause to be furnished any information with respect to the Purchased Assets to any Person that Sellers or such Affiliate or any such Person acting for or on their behalf knows or has reason to believe is in the process of considering any such acquisition, merger, consolidation, combination or reorganization. If any Seller receives from any Person (other than from Buyers or a representative thereof) any offer, inquiry or informational request referred to above, such Seller will promptly advise such Person, by written notice, of the terms of this Section 6.8 and will promptly advise Buyers of such offer, inquiry or request and deliver a copy of such notice to Buyers together with a copy of all documents that constitute, relate or refer to any and all responses to such offer, inquiry or request. Sellers have advised Buyers that the partners of Houston Rehabilitation Associates have a consent right with respect to the sale of the assets of Houston Rehabilitation Associates, which consent right will be triggered by the execution and delivery of this Agreement. Notwithstanding anything in this Section 6.8(a) to the contrary, any responses to requests for information pertaining to Houston Rehabilitation Associates from such partners or the sale of the Purchased Assets owned by Houston Rehabilitation Associates to such partners resulting from the exercise of their consent rights shall not be considered a breach of this Agreement. In the event that consent is not received, the Purchased Assets and Assumed Liabilities associated with Houston Rehabilitation Associates shall not be a part of the Contemplated Transactions and the Purchase Price shall be reduced by an amount equal to amount of the Purchase Price allocated to HealthSouth Hospital of Houston.

(b) From and after the date of the execution and delivery of this Agreement by Buyers until the earlier of (a) Closing, (b) ninety (90) days after the termination of this Agreement by Sellers for Buyers’ breach hereunder or (c) the date of termination of this Agreement for any other reason Buyers, except as provided below, shall deal exclusively with Sellers with respect to the purchase of substantially all of the assets or stock of a long term acute care provider (“LTAC Provider”) and shall not, without the prior written consent of Sellers (i) directly or indirectly offer to purchase substantially all of the assets of, or any stock in, a LTAC Provider; (ii) directly or indirectly hold discussions with any LTAC Provider (other than Sellers) regarding such an offer; or (iii) directly or indirectly enter into any agreement with any party (other than Sellers) with respect to the purchase of substantially all of the assets of, or any stock in, a LTAC Provider. Notwithstanding the foregoing, Sellers acknowledge that Affiliates of Buyers are in the negotiations referenced on Schedule 6.8(b) (the “Buyers Contemplated Transactions”). Sellers agree that such Affiliates of Buyers may continue to pursue the Buyers Contemplated Transactions, enter into definitive agreements with respect to the Buyers Contemplated Transactions and complete the Buyers Contemplated Transactions without being in breach of this Agreement; provided that the purchase price paid by Buyers with respect to the Buyers Contemplated Transactions does not exceed the amount specified in Schedule 6.8(b).

6.9 Property Matters.

(a) Title. Buyers may order commitments (the “Leasehold Commitments”) from the Title Company to issue as of the Closing Date an ALTA lessee’s policy of title insurance (Form 2006) (the “Leasehold Title Policy”) insuring Buyers’ leasehold interest in the Leased Real Property, together with improvements, buildings and fixtures thereon, in amounts equal to the reasonable value assigned to the Leased Real Property by Buyers. Upon Sellers’ request, Buyers shall furnish Sellers a copy of the Leasehold Commitments. The Leasehold Commitments shall provide for the issuance of the Leasehold Title Policy to Buyers as of the Closing and shall insure a leasehold interest in the Leased Real Property, subject only to the Permitted Encumbrances.

Buyers may order title insurance commitments for each individual property that is Owned Real Property (each, an “Individual Property”) for the issuance of title commitments (collectively, the “Title Commitments”) for a title insurance policy, in the current ALTA policy form (collectively the “Owned Real Property Title Policies”) insuring Buyers’ fee simple title in the Owned Real Property in amounts equal to the reasonable value assigned to the Owned Real Property by Buyers. The Title Commitments shall provide for the issuance of the Owned Real Property Title Policies to Buyers as of the Closing and shall insure a fee simple interest in the Owned Real Property, subject only to the Permitted Encumbrances.

Upon Sellers’ request, Buyers shall furnish Sellers copies of the Commitments. Sellers agree to deliver any information as may be reasonably required by the Title Company under the requirements section of the Commitments or otherwise in connection with the issuance of the Leasehold Title Policy or the Owned Real Property Title Policies. Sellers also agree to provide an affidavit of title and/or such other information as the Title Company may reasonably require in order for the Title Company to insure over the “gap” (i.e., the period of time between the effective date of the title insurance company’s last checkdown of title to the Real Property and the Closing Date) and to cause the Title Company to delete all standard exceptions from the Leasehold Title Policy and the Owned Real Property Title Policies;

(b) Survey. Buyers may order ALTA surveys of the land and improvements comprising the Real Property (collectively, the “Surveys”) from the Surveyor. The Surveys will comply in all respects with the minimum detail requirements of the American Land Title Association/American Congress on Survey and Mapping as such requirements are in effect on the date of preparation of the Surveys and are sufficient for the Title Company to remove all standard survey exceptions from the Title Policy and issue a survey endorsement reasonably acceptable to Buyers. Upon Sellers’ request, Buyers shall furnish Sellers copies of the Surveys;

(c) Tests and Inspections. Prior to the execution of this Agreement and continuing until thirty (30) days after the execution of this Agreement, Buyers and/or their designees, shall have the right to enter, upon reasonable prior notice to Sellers and during normal business hours, each Individual Property, while this Agreement remains in full force and effect, for the purpose of conducting such inspections, measurements, surveys, studies, investigations, analyses and environmental tests, relating to all aspects of the Real Property, as Buyers deem appropriate (collectively, the “Tests”). Sellers may, upon written request and at its own expense, obtain copies of any or all of the Tests pertaining to environmental matters performed by third parties from Buyers.

Buyers’ access to each Individual Property shall be subject to the following: (x) Sellers shall designate an employee familiar with the Individual Property to accompany Buyers during any such Tests or inspections, (y) Buyers shall conduct any Tests in a manner that does not unreasonably interfere with the operations of the respective Facility, and (z) Buyers shall indemnify and hold harmless Sellers from and against all liabilities incurred by Sellers in connection with or by reason of any damage, death, or injury to any person or property occurring in connection with the Tests, except to the extent caused by Sellers, its agents, contractors or employees. For avoidance of doubt, Buyers’ indemnification obligation shall not apply to the discovery of any Environmental Conditions or the consequences thereof. The foregoing indemnity shall survive the expiration or any earlier termination of this Agreement for a period of one (1) year;

(d) The Title Policy Costs and the Survey Costs shall be borne equally by Sellers and Buyers; and

(e) Sellers shall use commercially reasonably efforts to obtain subordination, non-disturbance and attornment agreements, in form and substance reasonably satisfactory to Buyers and the applicable landlord’s mortgagee, executed by landlord’s mortgagee, if applicable, with respect to the Leased Real Property located in Pittsburgh, Pennsylvania.

6.10 Additional Financial Information. On or before May 25, 2011, Sellers shall deliver to Buyers copies of the unaudited balance sheets and related unaudited statements of operations relating to the Facilities for the month ended April 30, 2011 and within twenty-five (25) days following the end of each calendar month prior to the Closing Date, Sellers will deliver to Buyers, copies of the unaudited balance sheets and the related unaudited statements of operations relating to the Facilities for each month then ended. Such financial statements shall be prepared from and in accordance with Sellers’ books and records, shall fairly present the financial position and results of operations of the Facilities as of the date and for the period indicated, and shall be prepared in accordance with GAAP, consistently applied, except that such financial statements need not include required footnote disclosures, nor reflect normal year-end adjustments or adjustments that may be required as a result of the Contemplated Transactions. Additionally, on or before the 25th day of each month, Seller shall deliver to Buyers Sellers regularly prepared monthly operating reports in respect of the Facilities for the immediately preceding month.

6.11 Closing Conditions. Between the date of this Agreement and the Closing Date, Sellers and Buyers will use their commercially reasonable efforts to cause the conditions specified in Article 7 and Article 8 hereof over which Sellers, Buyers or any of their respective Affiliates have control to be satisfied as soon as reasonably practicable.

6.12 Insurance Ratings. Sellers will use commercially reasonable efforts to enable Buyers to succeed to the Workmen’s Compensation and Unemployment Insurance ratings of the Facilities. Buyers shall not be obligated to succeed to any such rating, except as it may elect to do so.

6.13 Employment Losses. Five (5) Business Days prior to Closing, Sellers will deliver to Buyers a schedule that lists the full name, job title, job site and unit, date of Employment Loss, and type of Employment Loss (termination, layoff or reduction in work hours) of each Employee at any of the Facilities who has experienced an Employment Loss in the 90 days preceding the date of such schedule. “Employment Loss” for this purpose shall mean (a) an employment termination, other than a discharge for cause, voluntary departure, or retirement, (b) a layoff exceeding six (6) months or (c) a reduction in hours of work of more than fifty percent (50%), and “employee” shall mean any employee, including officers, managers and supervisors, but excluding employees who are employed for an average of fewer than 20 hours per week or who have been employed for fewer than six (6) of the preceding 12 months.

6.14 Financing. Buyers have received commitment letters from multiple lenders and financing sources which shall contain reasonable commercial conditions (copies of which have been heretofore delivered to Sellers), pursuant to which such lenders and financing sources have committed, subject to the satisfaction of the conditions set forth in their respective commitment letters, to advance funds which, in the aggregate, are sufficient for Buyers to deliver the Purchase Price to Sellers at Closing. Buyers shall satisfy the conditions specified in the commitment letters and shall complete the financings contemplated thereby.

6.15 Managed Care Contracting. From and after the date hereof and at the request of Buyers, Sellers shall use their commercially reasonable good faith efforts to assist Buyers in establishing relationships with managed care organizations, insurers and other third party payors that have agreements with Sellers and/or their Affiliates in which the Facilities participate.

6.16 Tail Insurance. Sellers, at their sole cost and expense, will obtain extended reporting period coverage (“Tail Coverage”) from the state patient compensation funds in Pennsylvania and Louisiana only, providing for extended reporting periods for claims made after the Closing in respect of events occurring prior to the Closing for the Facilities located in Pennsylvania and Louisiana only. Such state fund Tail Coverage will insure against professional and general liabilities of Sellers relating to all periods prior to the Closing at such Facilities and to have the effect of converting Sellers’ current professional and general liability insurance into “occurrence based” coverage for such Facilities in accordance with respective Pennsylvania and Louisiana fund coverage terms and conditions.

6.17 Lease Obligations. Buyers shall use their commercially reasonable efforts, and Sellers will cooperate with Buyers and take such commercially reasonable actions in order to cause LifeCare to be substituted in all respects for HealthSouth, effective as of the Closing, in respect of all obligations of Sellers under the real estate lease for the Pittsburgh Real Property and to cause the landlord to release HealthSouth from any and all obligations and liabilities under such lease. In addition, Buyers agree that they shall not modify, amend, renew, or exercise any option to extend or renew, the lease for the Pittsburgh Real Property without the prior written consent of HealthSouth, which consent may be withheld in HealthSouth’s sole discretion, unless HealthSouth is unconditionally released from any and all obligations under said lease. Buyers shall take all commercially reasonable actions necessary to comply with this Section 6.17 as promptly as practicable after the date hereof and shall keep Sellers reasonably informed of any developments associated therewith. If Buyers are unable to obtain such substitution and release prior to the Closing Date on commercially reasonable terms, then LifeCare shall indemnify and hold harmless the Sellers Indemnified Parties pursuant to the LifeCare Guaranty.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYERS

The obligations of Buyers hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Buyers:

7.1 Representations and Warranties. The representations and warranties of Sellers contained in this Agreement will be true and correct in all material respects when made and at and as of the Closing (except for any representations and warranties that are qualified by the concept of materiality, each of which shall be true and correct in all respects as of Closing). The representations and warranties of Sellers contained in this Agreement that expressly speak only as of a specific date or time will be true and correct as of such specified date or time. In the event that Sellers are in material breach of any representation or warranty on the Closing Date (whether by reason of written disclosure of such breach to Buyers or as a result of Buyers’ written notice to Sellers of such breach), and if such breach is of a type which can be cured, Sellers shall have a period of twenty (20) days after the date on which either Sellers disclosed such breach to Buyers or Buyers provided notice of such breach to Sellers in which to cure such breach. If necessary, the Closing Date shall be extended until the expiration of such twenty (20) day period. If Sellers have not cured any such breach within such twenty (20) day period, Buyers shall not be required to consummate the Contemplated Transaction and shall be entitled to terminate this Agreement pursuant to Section 9.1(b).

7.2 Performance. Sellers shall have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by Sellers at or prior to the Closing. In the event that Sellers are in material breach of any agreement, obligation or covenant on the Closing Date (whether by reason of written disclosure of such breach to Buyers or as a result of Buyers’ written notice to Sellers of such breach), and if such breach is of a type which can be cured, Sellers shall have a period of twenty (20) days after the date on which either Sellers disclosed such breach to Buyers or Buyers provided notice of such breach to Sellers in which to cure such breach. If necessary, the Closing Date shall be extended until the expiration of such twenty (20) day period. If Sellers have not cured any such breach within such twenty (20) day period, Buyers shall not be required to consummate the Contemplated Transaction and shall be entitled to terminate this Agreement pursuant to Section 9.1(b).

7.3 No Material Adverse Change. There shall have been no Material Adverse Change and no event or circumstance shall have occurred which might reasonably be expected to result in a Material Adverse Change.

7.4 Pre-Closing Approvals and Confirmations.

(a) Buyers shall have obtained documentation, assurances or other evidence satisfactory to Buyers that (i) the Approvals listed on Schedule 7.4(a) have been obtained; and (ii) if applicable, the waiting period under the HSR Act shall have expired or been terminated by the FTC; and

(b) Buyers shall not have obtained documentation or other evidence that the Government Programs will not certify and enroll the Facilities in the applicable Government Programs subsequent to Closing, upon compliance with routine procedures with an effective date as of Closing, and the Facilities, under the ownership of Buyers, will not be entitled to participate in and receive reimbursement from the Government Programs effective as of Closing.

(c) Buyers shall have obtained documentation, assurances or other evidence satisfactory to Buyers that Sellers’ lenders have released all liens and security interests that encumber the Purchased Assets.

7.5 Action/Proceeding. No court or any other Governmental Authority shall have issued an Order restraining or prohibiting the Contemplated Transactions and no Governmental Authority shall have commenced or threatened in writing to commence any Proceedings before any court of competent jurisdiction or other Governmental Authority that seeks to restrain or prohibit the consummation of the Contemplated Transactions.

7.6 Title to Real Property. The Real Property shall not have become encumbered or subject to any matter other than those shown in the Title Commitments described in Section 6.9(a) and the Title Company shall have irrevocably committed to issue the Title Policy to Buyers.

7.7 Environmental Site Assessments. Buyers shall have received Phase I Environmental Site Assessments with respect to the Real Property and if recommended by the environmental engineering firm, a Phase II and additional reports (collectively, the “Environmental Surveys”), prepared by an environmental engineering firm selected by Buyers, and the scope, findings and conclusions of such report shall be reasonably acceptable to Buyers. The Environmental Survey Costs shall be borne equally by Sellers and Buyers. The Environmental Surveys shall be considered Tests for purposes of Section 6.9(c) hereof.

7.8 Closing Documents. Sellers shall have executed and delivered to Buyers all of the items required to be delivered by Sellers as contemplated by Section 3.2 or otherwise pursuant to any term or provision of this Agreement.

7.9 Landlord Consents; SNDAs. Sellers shall have delivered to Buyers at least ten (10) Business Days prior to the Closing Date: (i) consents to the Lease Assignments and estoppel certificates executed by Sellers’ landlords in a form reasonably acceptable to Buyers and the applicable landlords for the Leased Real Property; and (ii) subordination, non-disturbance and attornment agreements executed by the landlord’s mortgagees, if any, for the Leased Real Property located in Pittsburgh, Pennsylvania.

7.10 Average Length of Stay. The average length of stay of Medicare inpatients at each Facility shall have been greater than 25 days for the first five (5) consecutive months within the six (6) month period immediately prior to the Closing Date. Such calculation shall include Medicare Advantage inpatients if allowed by CMS.

7.11 EBITDA. The EBITDA of Sellers, in the aggregate, for the period from January 1, 2011 through the date of the most recent financial statements provided to Buyers pursuant to Section 6.10 prior to the Closing Date shall be no less than 75% of the EBITDA of Sellers, in the aggregate, during the same period in calendar year 2010.

7.12 HRA Consent Right. As to the Purchased Assets and Assumed Liabilities associated with Houston Rehabilitation Associates, HNMC shall have provided the HRA Consent, and a copy of the HRA Consent shall have been delivered to Buyers.

7.13 Tail Insurance. Sellers shall have purchased the Tail Policies described in Section 6.16 and delivered certificate evidencing same to Buyers.

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by such Sellers:

8.1 Representations and Warranties. The representations and warranties of Buyers contained in this Agreement will be true and correct in all material respects when made and at and as of the Closing (except for any representations and warranties that are qualified by the concept of materiality, each of which shall be true and correct in all respects as of Closing). The representations and warranties of Buyers contained in this Agreement that expressly speak only as of a specific date or time will be true and correct as of such specified date or time. In the event that Buyers are in material breach of any representation or warranty on the Closing Date (whether by reason of written disclosure of such breach to Sellers or as a result of Sellers’ written notice to Buyers of such breach), and if such breach is of a type which can be cured, Buyers shall have a period of twenty (20) days after the date on which either Buyers disclosed such breach to Sellers or Sellers provided notice of such breach to Buyers in which to cure such breach. If necessary, the Closing Date shall be extended until the expiration of such twenty (20) day period. If Buyers have not cured any such breach within such twenty (20) day period, Sellers shall not be required to consummate the Contemplated Transaction and shall be entitled to terminate this Agreement pursuant to Section 9.1(c).

8.2 Performance. Buyers shall have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by Buyers at or prior to the Closing. In the event that Buyers are in material breach of any agreement, obligation or covenant on the Closing Date (whether by reason of written disclosure of such breach to Sellers or as a result of Sellers’ written notice to Buyers of such breach), and if such breach is of a type which can be cured, Buyers shall have a period of twenty (20) days after the date on which either Buyers disclosed such breach to Sellers or Sellers provided notice of such breach to Buyers in which to cure such breach. If necessary, the Closing Date shall be extended until the expiration of such twenty (20) day period. If Buyers have not cured any such breach within such twenty (20) day period, Sellers shall not be required to consummate the Contemplated Transaction and shall be entitled to terminate this Agreement pursuant to Section 9.1(c). Sellers shall have received payment of the Purchase Price, subject to the adjustments and prorations herein, in accordance with Section 2.5.

8.3 Action/Proceeding. No court or any other Governmental Authority shall have issued an Order restraining or prohibiting the Contemplated Transactions and no Governmental Authority shall have commenced or threatened in writing to commence any Proceeding before any court of competent jurisdiction or other Governmental Authority that seeks to restrain or prohibit the consummation of the Contemplated Transactions.

8.4 HSR Act. If applicable, the waiting period under the HSR Act shall have expired or been terminated by the FTC.

8.5 Closing Documents. Buyers shall have executed and delivered to Sellers all of the items required to be delivered by Buyers as contemplated by Section 3.3 or otherwise pursuant to any term or provision of this Agreement.

8.6 Pre-Closing Approvals. Sellers shall have obtained documentation, assurances or other evidence satisfactory to Sellers that the third party consents and approvals listed on Schedule 8.6 have been obtained.

8.7 HRA Consent Right. As to the Purchased Assets and Assumed Liabilities associated with Houston Rehabilitation Associates, HNMC shall have provided the HRA Consent, and a copy of the HRA Consent shall have been delivered to Sellers.

9.	TERMINATION

9.1 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Buyers and Sellers;

(b) by Buyers by giving written notice to Sellers at any time prior to the Closing (i) in the event Sellers have breached any material representation, warranty or covenant contained in this Agreement, Buyers have notified Sellers of such breach, and, if of a type which can be cured, such breach has continued without cure for a period of twenty (20) days after the notice of breach, or (ii) if the Closing shall not have occurred on or before September 1, 2011 (“Termination Date”), by reason of the failure of any condition precedent under Article 7 (unless the failure results primarily from Buyers breach of any representation, warranty or covenant contained in this Agreement);

(c) by Sellers by giving written notice to Buyers at any time prior to the Closing (i) in the event Buyers have breached any material representation, warranty or covenant contained in this Agreement, Sellers have notified Buyers of such breach, and, if of a type which can be cured, such breach has continued without cure for a period of twenty (20) days after the notice of breach, or (ii) if the Closing shall not have occurred on or before the Termination Date, by reason of the failure of any condition precedent under Article 8 (unless the failure results primarily from Sellers breach of any representation, warranty or covenant contained in this Agreement);

(d) by Buyers by giving written notice to Sellers if there has been a Material Adverse Change;

(e) by either Buyers or Sellers if a final nonappealable Order permanently enjoining, restraining or otherwise prohibiting the Closing shall have been issued by a Governmental Authority of competent jurisdiction; or

(f) by Buyers in accordance with Section 10.9 (Casualty).

9.2 Effect of Termination.

(a) In the event that this Agreement shall be terminated pursuant to Section 9.1, other than pursuant to Sections 9.1(b) or (c), all further obligations of the parties under this Agreement (other than those set forth in Section 12.6 and Section 12.7) shall terminate without further liability of any party to another; and no party shall have any claim against the other, whether under this Agreement or applicable Laws.

(b) Sellers understand and acknowledge that in the event that Buyers terminate this Agreement pursuant to Section 9.1(b)(i) or pursuant to Section 9.1(b)(ii) because of the lack of satisfaction of Section 7.1, Section 7.2, Section 7.3, or Section 7.8 by the Termination Date, Buyers will have incurred substantial monetary damages that are not readily subject to determination. Therefore, in order to avoid uncertainty and to clearly establish the damages that Buyers would sustain in the event that Buyers terminate this Agreement pursuant to Section 9.1(b)(i) or the lack of satisfaction of Section 7.1, Section 7.2 Section 7.3, or Section 7.8, Sellers shall pay to Buyers as liquidated damages, and not as a penalty, the amount of $500,000 (except in the case of Buyers terminating this Agreement pursuant to Section 9.1(b)(i) as a result of Sellers’ breach of Section 6.8(a), in which case the Sellers shall pay Buyers as liquidated damages, and not as a penalty, the amount of $1,000,000) within ten (10) days of the notice of termination. For the avoidance of doubt, a termination of this Agreement arising from Sellers’ failure to satisfy its obligations on the Closing Date after all conditions precedent to Sellers’ obligations contained herein have been satisfied shall entitle Buyers to recovery of $500,000 liquidated damages pursuant to this Section 9.2(b) (except in the case of Buyers terminating this Agreement pursuant to Section 9.1(b)(i) as a result of Sellers’ breach of Section 6.8(a), in which case the Sellers shall pay Buyers as liquidated damages, and not as a penalty, the amount of $1,000,000). For the avoidance of doubt, Buyers shall not be entitled to liquidated damages pursuant to the foregoing for Sellers’ breach of any representation or warranty to the extent that such breach is a result of Sellers’ failure to satisfy the conditions set forth in Section 7.10 or Section 7.11 on or before the Closing Date.

(c) Buyers understand and acknowledge that in the event that Sellers terminate this Agreement pursuant to Section 9.1(c)(i) or pursuant to Section 9.1(c)(ii) because of the lack of satisfaction of Section 8.1, Section 8.2, or Section 8.5 by the

Termination Date, Sellers will have incurred substantial monetary damages that are not readily subject to determination. Therefore, in order to avoid uncertainty and to clearly establish the damages that Sellers would sustain in the event that Sellers terminate this Agreement pursuant to Section 9.1(c)(i) or the lack of satisfaction of Section 8.1, Section 8.2, or Section 8.5 Buyers shall pay to Sellers as liquidated damages, and not as a penalty, the amount of $2,500,000 within ten (10) days of the notice of termination. For the avoidance of doubt, a termination of this Agreement arising from Buyers’ failure to satisfy its obligations on the Closing Date after all conditions precedent to Buyers’ obligations contained herein have been satisfied shall entitle Sellers to a recovery of $2,500,000 liquidated damages pursuant to this Section 9.2(c).

(d) In the event that Sellers are obligated to pay to Buyers $500,000 or $1,000,000 in liquidated damages as described above, in no event shall Buyers be entitled to receive any damages in excess of $500,000 or $1,000,000, as applicable, in the aggregate, inclusive of such liquidated damages provided pursuant to the terms of this Agreement, for all losses and damages arising from or in connection with breaches of this Agreement by Sellers, or otherwise relating to or arising out of this Agreement or the Contemplated Transactions.

(e) In the event that Buyers are obligated to pay to Sellers $2,500,000 in liquidated damages as described above, in no event shall Sellers and its Affiliates be entitled to receive any damages in excess of $2,500,000, in the aggregate, inclusive of such liquidated damages provided pursuant to the terms of this Agreement, for all losses and damages arising from or in connection with breaches of this Agreement by Buyers, or otherwise relating to or arising out of this Agreement or the Contemplated Transactions.

(f) The parties acknowledge and agree that the agreements contained in this Section 9.2 are an integral part of the Contemplated Transactions. This Section 9.2 shall survive any termination of this Agreement.

10.	ADDITIONAL AGREEMENTS

10.1 Misdirected Payments. If any party receives any amount from patients, any Government Program, any other third-party payors, group purchasing organizations or suppliers which, under the terms of this Agreement, belongs to the other party, the party receiving such amount shall remit within twenty (20) Business Days said full amount to the other party.

10.2 Sellers Cost Reports. Sellers will timely prepare and file (and will pay any amounts due pursuant to) all cost reports relating to Sellers and the Facilities for periods ending on or prior to the Closing Date or required as a result of the consummation of the transactions set forth herein, including terminating cost reports for the Government Programs and for any other cost based payors (the “Sellers Cost Reports”). Buyers shall forward to Sellers any and all correspondence relating to Sellers Cost Reports within ten (10) Business Days after receipt by Buyers. Buyers shall remit any receipts of funds relating to Sellers Cost Reports promptly after receipt by Buyers and shall forward to Sellers any demand for payments within ten (10) Business Days after receipt by Buyers. Sellers shall retain all rights to Agency Settlements and to Sellers Cost Reports including any amounts receivable or payable in respect of such reports or reserves relating to such reports. Such rights shall include the right to appeal any Medicare determinations relating to Agency Settlements and Sellers Cost Reports. Sellers shall retain the originals of Sellers Cost Reports, correspondence, work papers and other documents relating to Sellers Cost Reports and the Agency Settlements. Upon the written request of Buyers, Sellers shall provide Buyers with copies of such correspondence, work papers and other documents, Sellers will furnish copies of filed cost reports to Buyers within thirty (30) days of filing with the appropriate payor. In the event that any Government Program offsets, withholds or recoups any amounts payable or paid to Buyers as a result of any liabilities or obligations of Sellers in respect of periods prior to and including the Closing Date arising under the terms of the Government Programs (including, without limitation, as a consequence of Sellers’ failure to timely file any terminating cost report), Sellers shall tender to Buyers an amount equal to the amount offset, withheld or recouped within ten (10) Business Days after Sellers’ receipt of written notice from Buyers of such offset, withholding or recoupment. Upon the written request of Sellers to Buyers, Buyers’ personnel at each Facility shall provide Facility specific information and data pertaining to periods prior to Closing as requested by Sellers for completion of Sellers Cost Reports. Buyers make no representations or warranties to Sellers regarding such information or data and shall have no liability to Sellers in respect thereof or the delivery thereof to Sellers. Sellers waive and release any claims Sellers may have against Buyers pertaining to such information or data or the delivery of any of same to Sellers.

10.3 Employees.

(a) As of the Closing, Sellers shall terminate or cause its Affiliates to terminate all of its Employees at the Facilities, and Buyers or its Affiliates shall offer employment to substantially all active non-physician Employees of Sellers at the Facilities in accordance with terms and conditions of employment established by Buyers; provided, however, Buyers reserve the right not to hire any individual Employee consistent with the applicable policies and procedures of LifeCare. Buyers shall also hire each of the Sellers’ other employees at the Facilities who, on the Closing Date, is on either military leave or such other leave which, under applicable federal or state law, entitles such employee to be rehired, once any such employee has been cleared to return to work prior to the expiration of any such rehire right, each of whom is identified on Schedule 4.23, which schedule shall be updated no later than five (5) Business Days after the Closing to accurately identify those who are on leave of absence as of such date. The initial terms and conditions of employment of any of Sellers’ employees will include offering positions to such Employees at their existing base wage and salary levels with benefits comparable to those generally offered to similarly-situated Employees at long term acute care hospitals that are owned and operated by Affiliates of LifeCare;

(b) Except as disclosed on Schedule 10.3(b), the term “Employee” as used in this Agreement means an active employee of Sellers who is employed at and physically located at a Facility and identified on Schedule 4.23. The term “Hired Employee” as used in this Agreement means an Employee who accepts employment with Buyers as of the Closing Date, and in addition, any Employee of Sellers who is on leave as of the Closing Date who later accepts employment with Buyers in accordance with the terms of Section 10.3(a). All Hired Employees will be retained as employees-at-will. The terms of all such Hired Employees’ employment with Buyers shall be in accordance with usual and customary practices for employees of LifeCare and its Affiliates. Buyers shall provide each Hired Employee with employee benefits, including, without limitation, retirement, welfare and paid time off, consistent with similarly-situated employees at long term acute care hospitals that are owned and operated by Affiliates of LifeCare. With respect to such employee benefits, to the extent lawful and provided for under Buyers’ ‘policies and contracts, Buyers shall honor the Hired Employees’ prior service credit under Sellers’ welfare benefit plans for purposes of eligibility and satisfying pre-existing condition limitations in Buyers’ welfare benefit plans. Buyers shall also honor the Hired Employees prior service with Sellers for purposes of eligibility and vesting in Buyers’ retirement benefit plans and other service-based plans such as paid time off, but shall not accrue benefits or make contributions to such plans with respect to such prior service. Buyers shall carry over, and give credit for, the unused Paid Time Off days of the Hired Employees based on the valid records of Sellers, but only to the extent that (i) the amounts do not exceed the maximum allowed accrual under Buyers’ policies and (ii) the value of such Paid Time Off is reflected in the Final Net Working Capital. Participation in such benefit plans shall begin as soon as administratively feasible after the Closing Date for participating Hired Employees (and eligible dependents) and for all other Hired Employees who, given their service with Sellers, have met the age and service requirements for participation under the respective Buyers plans. If Buyers terminate the employment of any Hired Employee at any time after the Closing, Buyers shall be responsible for costs and consequences of any such termination;

(c) Buyers shall employ a sufficient number of Employees at each Facility as Hired Employees for at least a 90-day period following the Closing so as not to constitute a “plant closing” or “mass layoff” (as those terms are used in the WARN Act) with respect to any such Facility;

(d) Notwithstanding any provision herein to the contrary, no term of this Agreement shall be deemed to (i) create any contract with any Hired Employee, (ii) give any Hired Employee the right to be retained in the employment of Buyers or any of its Affiliates, or (iii) interfere with Buyers’ right to terminate employment of any Hired Employee at any time. Nothing in this Agreement shall diminish Buyers’ right to change or terminate its policies regarding salaries, benefits and other employment matters at any time or from time to time. The representations, warranties, covenants and agreements contained herein are for the sole benefit of the parties hereto, and Hired Employees are not intended to be and shall not be construed as beneficiaries hereof;

(e) With respect to any current or former employee of Sellers (other than the Hired Employees) and any eligible spouse or dependent of any such current or former employee of Sellers, Sellers shall retain the obligation to provide notices and continuation coverage under COBRA. Sellers shall offer such current or former employees and any eligible spouse or dependant thereof continuation coverage under the applicable Sellers’ group health, dental or other medical plans to the extent required by COBRA; and

(f) As of the Closing Date, Sellers will, at their expense or at the expense of the applicable Plan, (i) terminate the participation of all Hired Employees from all Plans and (ii) take such actions as are necessary to make, or cause such Plans to make, timely appropriate distributions to such Hired Employees to the extent required or permitted by, and in accordance with, such Plans and applicable Law, as determined by Sellers and/or their counsel. With respect to the Hired Employees, Sellers will fully fund all benefits provided under any Plan intended to be qualified under Sections 401 or 403 of the Code maintained or contributed to by Sellers or any of their Affiliates within thirty (30) days after Closing.

10.4 Post-Closing Access to Information. Buyers and Sellers acknowledge that, subsequent to the Closing, Buyers and Sellers may need access to information, documents or computer data in the control or possession of the other, and Sellers may need access to the Purchased Assets for purposes of concluding the Contemplated Transactions and for audits, investigations, compliance with governmental requirements, regulations and requests, and the prosecution or defense of third party claims. Accordingly, Buyers agree that, at the sole cost and expense of Sellers, it will make available to Sellers and their agents, independent auditors and/or Governmental Authorities such documents and information as may be available relating to the Purchased Assets and Facilities in respect of periods prior to the Closing and will permit Sellers to make copies of such documents and information. Sellers agree that, at the sole cost and expense of Buyers, Sellers will make available to Buyers and their agents, independent auditors and/or Governmental Authorities such documents and information as may be in the possession of Sellers or their Affiliates relating to the Purchased Assets and Facilities in respect of periods prior to the Closing and will permit Buyers to make copies of such documents and information.

10.5 Preservation and Access to Records After the Closing. After the Closing, Buyers shall keep and preserve in their original form all medical and other records of the Facilities transferred to Buyers at the Closing, consistent with Buyers’ record retention policies and procedures and applicable relevant Law governing such retention. For purposes of this Agreement, the term “records” includes all documents, electronic data and other compilations of information in any form. Buyers acknowledge that as a result of entering into this Agreement and managing the Facilities it and its Affiliates will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyers shall abide by any such rules and regulations relating to the confidential information that it acquires. Buyers shall maintain the patient records held at each Facility or delivered to Buyers at the Closing at the Facilities after Closing in accordance with applicable Law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. § 1395(V)(1)(i)), all in a manner consistent with the maintenance of patient records generated at the Facilities after Closing. Upon reasonable notice, during normal business hours and upon Buyers’ receipt of appropriate consents and authorizations, Buyers shall afford to representatives of Sellers, including their counsel and accountants, full and complete access to, and the right to make copies of, the records transferred to Buyers at the Closing (including access to patient records in respect of patients treated by Sellers at the Facilities).

10.6 Capital Expenditures. This Agreement shall not be deemed to be an acquisition or obligation of a capital expenditure or of funds within the meaning of the Certificate of Need statute of any state, until the appropriate Governmental Authorities shall have granted a Certificate of Need or the appropriate approval or ruled that no Certificate of Need or other approval is required.

10.7 Tax Matters.

(a) Sellers shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax Returns relating to the Purchased Assets and the Business with respect to all taxable periods ending on or prior to the Closing Date. Buyers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns relating to the Purchased Assets and the Business with respect to all taxable periods ending after the Closing Date. Sellers shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the ownership of the Purchased Assets and operation of the Business for all taxable periods (or portion thereof) ending on or prior to the Closing Date. Buyers and Sellers agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting; and

(b) Following the Closing, Sellers shall cooperate with Buyers and shall use commercially reasonable efforts to make available to Buyers, as reasonably requested, and to any taxing authority, all information, records or documents relating to Tax liabilities or potential Tax liabilities with respect to the Purchased Assets or the Business for all periods, and shall preserve all such information, records and documents (to the extent not a part of the Purchased Assets or the Business delivered by Sellers at Closing) in accordance with its policies.

10.8 Non-Competition.

(a) During the period commencing on the Closing Date and ending four (4) years after the Closing Date, Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, in any capacity (i) develop, construct, lease, own, manage, operate or control any Prohibited Business that is located within the Territory, (ii) manage or provide management or consulting services to, or participate in the management or control of, any Person with respect to the development, construction, ownership or operation of any Prohibited Business that is located within the Territory, or (iii) own a financial interest in, or lend money to, any Person that engages in any of the activities described in clauses (i) and (ii), above; provided, however, that Sellers may (x) acquire a Person that engages in the Prohibited Business, among other activities of such Person, in the Territory, provided that such Person’s EBITDA from the conduct of such Prohibited Business in the Territory does not exceed 10% of its total EBITDA for the completed portion of its then current fiscal year and the full fiscal year immediately prior to such acquisition, and (y) enter into, at arm’s length, any bona fide joint venture (or partnership or other business arrangement) for the development or operation of a business that is not a Prohibited Business in the Territory with any Person who is not directly engaged in the Prohibited Business in the Territory but which is an Affiliate of another Person engaged in the Prohibited Business in the Territory; provided, further, that nothing contained in this Section 10.8 shall prohibit or otherwise restrict Sellers’ current or future operation of inpatient rehabilitation facilities. In the event that Sellers or their Affiliates complete a transaction described in Section 10.8(a)(x), Sellers or their Affiliates shall offer the acquired Prohibited Business in the Territory to LifeCare at a purchase price equal to the greater of fair market value or the purchase price allocated to the Prohibited Business in the overall transaction (unless Sellers notify LifeCare that Sellers intend to convert such Prohibited Business to a business line other than a Prohibited Business and thereafter complete such conversion within twelve (12) months after the completion of such purchase). LifeCare shall have a period of sixty (60) days from and after the receipt of Sellers’ written offer to notify Sellers in writing of its decision to purchase such Prohibited Business. During such sixty (60) day period, Sellers shall grant LifeCare access to the plant, properties, equipment, books, records and personnel of such Prohibited Business for purposes of LifeCare’s due diligence. If LifeCare timely notifies Sellers in writing that it intends to purchase such Prohibited Business, the purchase agreement for such transaction shall be upon terms and conditions substantially similar to this Agreement. If LifeCare fails to respond to Sellers’ offer within sixty (60) days after the receipt of same, LifeCare shall be deemed to have declined Sellers’ offer to purchase such Prohibited Business and Sellers shall not be deemed to be in violation of this Section 10.8. In the event that HealthSouth or any of its subsidiaries is acquired by a Person that engages in a Prohibited Business in the Territory, the continued operation of such Prohibited Business by such Person after its acquisition of HealthSouth or any of its subsidiaries shall not constitute a breach by Sellers or is Affiliates of this Section 10.8(a);

(b) During the period commencing on the Closing Date and ending four (4) years after the Closing Date, Buyers shall not, and shall cause their Affiliates not to convert any of the Facilities from a long term acute care hospital to an inpatient rehabilitation facility;

(c) The parties recognize that the covenants in this Section 10.8, and the territorial, time and other limitations with respect thereto, are reasonable and properly required for the adequate protection of the acquisition of the Purchased Assets by Buyers, and agree that such limitations are reasonable with respect to its activities, business and public purpose. The parties agree and acknowledge that the violation of the covenants or agreements in this Section 10.8 would cause irreparable injury to the other and that the remedy at law for any violation or threatened violation thereof would be inadequate and that, in addition to whatever other remedies may be available at law or in equity, the parties shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting bond. The parties hereto also waive any requirement of proving actual damages in connection with the obtaining of any such injunctive or other equitable relief; and

(d) It is the intention of each party hereto that the provisions of this Section 10.8 shall be enforced to the fullest extent permissible under the Law and the public policies of the states in which the Facilities are located and of any other jurisdiction in which enforcement may be sought, but that the unenforceability (or the modification to conform with such Laws or public policies) of any provisions hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any term or provision of this Section 10.8 shall be determined to be illegal, invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid.

10.9 Casualty. If any of the Purchased Assets is damaged or destroyed prior to the Closing, Sellers shall notify Buyers in writing of such fact promptly after obtaining knowledge thereof. If, in the reasonable opinion of an architect, general contractor, and/or engineer, to be mutually agreed upon by Buyers and Sellers, as required to assess the damage or destruction to any of the Purchased Assets (collectively, the “Independent Professionals”), the damage or destruction to the Purchased Assets renders the affected Facility substantially unusable (defined as more than fifty percent (50%) of such Facility’s licensed beds being inoperable) for a period in excess of one hundred twenty (120) days following Closing (a “Casualty”), then Buyers may choose one of the two options below with regard to the affected Facility:

(a) in the event of a Casualty, the Independent Professional will provide a report providing the estimated time required to repair, replace or restore such affected Facility from the date of the opinion forward. If said period will exceed one-hundred twenty (120) days following Closing, Buyers shall have the right to terminate this Agreement with respect to such affected Facility. Buyers shall have fifteen (15) days after the Independent Professionals have delivered their report to Sellers and Buyers to make such election by delivering to Sellers a written election notice (the “Election Notice”). The failure by Buyers to deliver the Election Notice within such fifteen (15)-day period shall be deemed an election not to terminate this Agreement with respect to such affected Facility; or

(b) in the event of a Casualty, Buyers waive their right to terminate this Agreement with respect to an affected Facility in accordance with the terms set forth this Section and proceed with the Closing, Buyers may, at their option, either (i) require Sellers to transfer the portion of applicable insurance proceeds for the physical structure, equipment, the Purchased Assets and business interruption insurance (but, as to business interruption insurance proceeds, only those applicable to periods after the Closing Date, if any) to Buyers at Closing, or (ii) reduce the Purchase Price by the amount as determined in a report provided by the Independent Professional(s) as being the reasonable cost to repair, replace or restore the physical structure, equipment and Purchased Assets of such affected Facility to its condition immediately prior to such Casualty.

In the case of damage or destruction that is not a Casualty, and therefore does not give rise to Buyers’ right to terminate this Agreement with respect to an affected Facility, Buyers may, at their option, either (i) require Sellers to transfer the portion of applicable insurance proceeds for the physical structure, equipment, the Purchased Assets and business interruption insurance (but, as to business interruption insurance proceeds, only those applicable to periods after the Closing Date, if any)) to Buyers at Closing, or (ii) reduce the Purchase Price by the amount as determined in a report provided by the Independent Professional(s) as being the reasonable cost to repair, replace or restore the physical structure, equipment and Purchased Assets of such affected Facility to its condition immediately prior to such damage or destruction.

10.10 HealthSouth Guaranty. HealthSouth, the ultimate parent entity of each Seller, shall execute and deliver a Guaranty, substantially in the form of Exhibit A hereto (the “HealthSouth Guaranty”), contemporaneously with the other Sellers’ execution and delivery of this Agreement, pursuant to which HealthSouth shall unconditionally guaranty such other Sellers’ performance under this Agreement.

10.11 LifeCare Guaranty. LifeCare, the ultimate parent entity of Buyers, shall execute and deliver a Guaranty, substantially in the form of Exhibit B hereto (the “LifeCare Guaranty”), contemporaneously with Buyers’ execution and delivery of this Agreement, pursuant to which LifeCare shall unconditionally guaranty each Buyers’ performance under this Agreement.

10.12 Transition Services. As of Closing, Sellers, or one or more Affiliates of Sellers, and Buyers will enter into such transaction services agreements, if necessary, in a form mutually acceptable to Buyers and Sellers.

10.13 Transition Patients. To compensate Sellers for services rendered and medicine, drugs and supplies provided on or before the Closing Date with respect to patients admitted to the Facilities on or before the Closing Date but who are not discharged until after the Closing Date (such patients being referred to herein as the “Transition Patients”), the parties shall take the following actions:

(a) Medicare, Medicaid, TRICARE and Other DRG Transition Patients. As soon as practicable after the Closing Date, Sellers shall deliver to Buyers a schedule that lists all Transition Patients whose care is reimbursed by the Medicare, Medicaid, TRICARE or other third party payor program upon a diagnostic related group basis, case rate or similar basis. Buyers shall pay to Sellers an amount equal to (i) the payments received by Buyers on behalf of each such Transition Patient, multiplied by a fraction, the numerator of which shall be the number of days such Transition Patient was confined in a Facility through and including the Closing Date, and the denominator of which shall be the total number of days such Transition Patient was confined in a Facility minus (ii) any deposits or co-payments made by or on behalf of such Transition Patient to Sellers. Buyers shall make all payments to Sellers under this Section 10.13(a) within 30 days after receipt of each payment accompanied by copies of remittances and other supporting documentation as reasonably required by Sellers;

(b) Other Patients. As of the Closing Date, Sellers shall prepare cutoff billings for all Transition Patients not covered by Section 10.13(a). Sellers shall be entitled to receive all amounts collected in respect of such cut-off billings. Buyers shall remit to Sellers any amounts Buyers receive after the Closing with respect to medical services rendered to such Transition Patients on or prior to the Closing Date, including any periodic interim payments or portions thereof applicable to the period on or prior to the Closing Date; and

(c) PIP Payments. The Facilities are reimbursed on an interim basis under the Medicare program on a pass through interim payment (“PIP”) basis. If Buyers receive any PIP payments from the Medicare program associated with the operations of the Facilities relating solely to periods prior to the Closing, Buyers shall pay Sellers an amount equal to such PIP payment(s) received by Buyers. If Buyers receive any PIP payments from the Medicare program associated with the operations of the Facilities relating to periods both prior to and after the Closing, Buyers shall pay Sellers an amount equal to the PIP payment(s) actually received by Buyers for such period multiplied by a fraction, the numerator of which shall be the total number of days through and including the Closing Date, and the denominator of which shall be the total number of days attributable to such PIP payment(s). If Sellers receives any PIP payments from the Medicare program associated with the operations of the Facilities relating solely to periods after the Closing, Sellers shall pay Buyers an amount equal to such PIP payment(s) received by Sellers. If Sellers receive any PIP payments from the Medicare program associated with the operations of the Facilities relating to periods both prior to and after the Closing, Sellers shall pay Buyers an amount equal to the PIP payment(s) actually received by Sellers for such period multiplied by a fraction, the numerator of which shall be the total number of days through and including the Closing Date, and the denominator of which shall be the total number of days attributable to such PIP payment(s). Sellers will take appropriate action prior to Closing to terminate all existing pass through payments to accommodate the transfer to new Medicare contractors. It is the intent of the parties that Buyers and Sellers shall receive all third party payments applicable to the period of time the Facilities are owned by such party.

10.14 HRA Consent. As to the Purchased Assets and Assumed Liabilities associated with Houston Rehabilitation Associates, Sellers shall use their reasonable best efforts to obtain the consent of HNMC to (a) the sale of the Purchased Assets and Assumed Liabilities owned by Houston Rehabilitation Associates, or, if HNMC will not consent to such sale, (b) HealthSouth’s Affiliates’ transfer of their general partnership interests in Houston Rehabilitation Associates to Buyers (the “HRA Consent”). In the event the HRA Consent is obtained pursuant to the foregoing sub-section (b) on or prior to the Closing, HealthSouth shall cause its Affiliates, to transfer their general partnership interest to Buyers pursuant to an assignment of general partnership interest in form and substance reasonably satisfactory to Buyers and Sellers. In the event the HRA Consent is not received on or before Closing, the Purchased Assets and Assumed Liabilities associated with Houston Rehabilitation Associates shall not be a part of the Contemplated Transactions and the Purchase Price shall be reduced in accordance with Section 2.5(c).

11.	INDEMNIFICATION

11.1 Indemnification by Sellers.

(a) Subject to Article 11, Sellers, from and after Closing, shall indemnify and hold harmless Buyers, their Affiliates, and their respective equity holders, managers, members, officers, directors, principals, attorneys, agents, employees or other representatives (collectively, “Buyers Indemnified Parties”) from and against any and all Indemnifiable Losses that such Buyers Indemnified Party incurs as a result of, or arising from, (i) the breach of any of the representations or warranties made by Sellers in this Agreement, (ii) any breach or non-fulfillment of any covenants or other agreements made by Sellers in this Agreement, (iii) any of the Excluded Liabilities, and (iv) any fraud, willful misconduct or criminal acts of Sellers or its officers, directors, members, shareholders, employees, agents and independent contractors;

(b) Sellers will have no obligation to indemnify the Buyers Indemnified Parties pursuant to Section 11.1(a)(i) in respect of Indemnifiable Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless the aggregate amount of all such Indemnifiable Losses incurred or suffered by the Buyers

Indemnified Parties exceeds $700,000, in which event the Buyers Indemnified Parties shall be entitled to seek indemnification under Section 11.1(a)(i) for all claims over $350,000; provided, however, that the foregoing limitation will not apply to claims for indemnification pursuant to Section 11.1(a)(i) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Section 4.1 (Organization; Capacity), Section 4.2 (Authorization; Noncontravention), and Section 4.4 (Title) (collectively, “Sellers Fundamental Representations”). For the avoidance of doubt, claims for indemnification pursuant to Sections 11.1(a)(ii), (iii) and (iv) are not subject to the monetary limitation set forth above in this Section 11.1(b); however, such claims shall be subject to indemnification only when the amount of such claims in the aggregate exceeds $20,000 at which point the right to be indemnified shall apply to all claims from the first dollar; and

(c) Sellers’ aggregate liability in respect of claims for indemnification pursuant to Sections 11.1(a)(i) and 11.1(a)(ii) will not exceed an amount equal to the product of (x) twenty percent (20%) times (y) the Purchase Price (the “20% Cap”) for its breach of representations, warranties and covenants other than the Sellers Fundamental Representations; provided, however, if any such breach of representation or warranty is specific to a Facility or fewer than all Facilities, then the foregoing calculations shall be applied only to the portion of the Purchase Price allocable to such Facility or Facilities as set forth in Schedule 2.6 for purposes of determining the 20% Cap. Seller’s aggregate liability in respect of claims for indemnification under this Agreement will not exceed an amount equal to the Purchase Price (the “Purchase Price Cap”), except that Sellers’ aggregate liability in respect of claims pursuant to Section 11.1(a)(iii) shall not be subject to the 20% Cap or the Purchase Price Cap.

(d) Anything herein to the contrary notwithstanding, no Buyer Indemnified Parties shall be entitled to indemnification under this Agreement with respect to any breach of any representation, warranty or covenant if any officer, director or equity holder of Buyer or its affiliates had actual knowledge, at any time prior to the Closing, of such breach or of the events, circumstances or conditions constituting or resulting in such breach.

(e) Anything herein to the contrary notwithstanding, obligations of Seller under Section 10.1, 10.2, 10.7 and Section 10.13 shall not be subject to the monetary limitation set forth in Section 11.1(b) or the 20% Cap or the Purchase Price Cap in Section 11.1(c).

11.2 Indemnification by Buyers.

(a) Subject to this Article 11, Buyers, from and after Closing, shall indemnify and hold harmless Sellers, their Affiliates, and their respective officers, directors, equity holders, managers, members, principals, attorneys, agents, employees or other representatives (collectively, “Sellers Indemnified Parties”) from and against any and all Indemnifiable Losses that such Sellers Indemnified Party incurs as a result of, or with respect to (i) the breach of any of the representations or warranties made by Buyers in this Agreement, (ii) any breach or non-fulfillment of any of the covenants or other agreements made by Buyers in this Agreement, (iii) any of the Assumed Liabilities, and (iv) any fraud, willful misconduct or criminal acts of Buyers or their officers, directors, members, shareholders, employees, agents and independent contractors;

(b) Buyers will have no obligation to indemnify Sellers Indemnified Parties pursuant to Section 11.2(a)(i) in respect of Indemnifiable Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless the aggregate amount of all such Indemnifiable Losses incurred or suffered by Sellers Indemnified Parties exceeds $700,000, in which event the Sellers Indemnified Parties shall be entitled to seek indemnification under Sections 11.2(a)(i) for all claims over $350,000; provided, however, that the foregoing limitation will not apply to claims for indemnification pursuant to Section 11.2(a)(i) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Section 5.1 (Organization; Capacity) or Section 5.2 (Authority; Noncontravention) (collectively, “Buyers Fundamental Representations”). For avoidance of doubt, claims for indemnification pursuant to Sections 11.2(a)(ii), (iii) and (iv) are not subject to the monetary limitation set forth in this Section 11.2(b); and

(c) Buyers’ aggregate liability in respect of claims for indemnification pursuant to Section 11.2(a)(i) and (ii) will not exceed an amount equal to the 20% Cap for its breach of representations, warranties and covenants other than the Buyers Fundamental Representations. Buyer’s aggregate liability in respect of claims for indemnification under this Agreement will not exceed the Purchase Price Cap, except that Buyers’ aggregate liability in respect of claims pursuant to Section 11.2(a)(iii) shall not be subject to the 20% Cap or the Purchase Price Cap.

(d) Anything herein to the contrary notwithstanding, obligations of Buyer under Section 10.1, 10.2 and Section 10.13 shall not be subject to the monetary limitation set forth in Section 11.2(b) or the 20% Cap or the Purchase Price Cap in Section 11.2(c).

11.3 Determination of Losses.

(a) The amount of any Indemnifiable Losses shall be reduced or reimbursed, as the case may be, by any amount received by Buyers Indemnified Parties or Sellers Indemnified Parties, as applicable, with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor. Buyers Indemnified Parties and Sellers Indemnified Parties, as applicable, shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Buyers Indemnified Party or Sellers Indemnified Party, as applicable, receives an amount under insurance coverage or from such other party with respect to Indemnifiable Losses at any time subsequent to any indemnification provided by Sellers pursuant to Section 11.1 or by Buyers pursuant to Section 11.2, then such Buyers Indemnified Party or Sellers Indemnified Party, as applicable, shall promptly reimburse Sellers or Buyers, as applicable, for any payment made or expense incurred by such Person in connection with providing such indemnification up to such amount received (less any costs or expenses incurred in recovering such amounts) by the Buyers Indemnified Party or Sellers Indemnified Party, as applicable;

(b) For purposes of calculating the amount of Indemnifiable Losses to which a Buyers Indemnified Party or Sellers Indemnified Party is entitled under this Article 11, the terms “material,” “materiality,” and similar qualifiers, modifiers or limitations (including monetary values and qualifiers as to “knowledge”) shall be disregarded; and

(c) Any Indemnifiable Losses for which Buyers Indemnified Parties or Sellers Indemnified Parties are entitled to indemnification under Section 11.1 or Section 11.2, as applicable, shall be determined without duplication of recovery by reason of the state of facts giving rise to such Indemnifiable Losses constituting a breach of more than one representation, warranty or covenant. No Buyers Indemnified Parties shall be entitled to indemnification under this Agreement for any Indemnifiable Losses arising from a breach of any representation, warranty or covenant set forth herein (and the amount of any Indemnifiable Losses incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent such Indemnifiable Losses were already taken into account in calculating the Final Net Working Capital and Indebtedness Adjustment Amount.

11.4 Notice and Procedure. All claims for indemnification by any Person against whom claims of indemnification are being asserted (an “Indemnifying Party”) under any provision of Article 11 hereof shall be asserted and resolved as follows:

(a) In the event of any claim or demand for which an Indemnifying Party would be liable for Losses to a Person claiming indemnification (an “Indemnified Party”) under any provision of Article 11 is asserted against or sought to be collected from such Indemnified Party by a Person other than Buyers or Sellers or any Affiliate thereof (“Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Indemnifying Party with the Claim Notice required by the preceding sentence within a reasonable period after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party to the extent that the Indemnifying Party’s ability to defend has been irreparably prejudiced by such failure of notice by the Indemnified Party. The Indemnifying Party will notify the Indemnified Party within fifteen (15) Business Days after receipt of the Claim Notice (“Notice Period”) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim;

(b) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 11.4(b), then the Indemnifying Party will have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (with the consent of the Indemnified Party, which consent will not be unreasonably withheld). Assumption by the Indemnifying Party of the defense of such Third Party Claim constitutes an admission by the Indemnifying Party that the litigation is one for which the Indemnifying Party is required to indemnify the Indemnified Party under this Article 11. The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnifying Party, file during the Notice Period any motion, answer, or other pleadings that the Indemnified Party may deem necessary or appropriate to protect its interests and that is not irrevocably prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in Section 11.4(c) hereof, if an Indemnified Party takes any such action that is irrevocably prejudicial and conclusively causes a final adjudication that is materially adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party’s action); and provided further, that if requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate in the judgment of the Indemnified Party and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.4(b), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, (i) the Indemnifying Party may not assume the defense if the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnifying Party and any Indemnified Party and representation of both such parties by the same counsel would be inappropriate due to an actual or potential differing interests between them, in which case any Indemnified Party shall have the right to defend the Third Party Claim and to employ counsel at the expense of the Indemnifying Party; (ii) if there is a reasonable probability that a Third Party claim may materially and adversely affect the Indemnified Party and such damage will either be irreparable, or not compensable by money payments, or if compensable by money damages, such money damages will be difficult or impossible to calculate, the Indemnified Party shall have the right, at the cost and expense of the Indemnifying Party, to defend, compromise and settle such claim; and (iii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party of a release from all liability in respect of such Third Party Claim;

(c) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party pursuant to this Article 11, or if the Indemnifying Party gives such notice but fails to prosecute diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Notice Period, then the Indemnified Party will have the right (but not the obligation) to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party. The

Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and relating to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its affiliates). Notwithstanding the foregoing provisions of this Section 11.4(c), if the Indemnifying Party has notified the Indemnified Party with reasonable promptness that the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 11.4(c) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 11.4(c), but the Indemnifying Party will bear its own costs and expenses with respect to such participation;

(d) In the event any Indemnified Party should have a claim for which an Indemnifying Party would be liable for Indemnifiable Losses hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, the Indemnified Party shall deliver an Indemnity Notice (as hereinafter defined) with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the notice referred to in the preceding sentence shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party is reasonably likely to be prejudiced thereby. Notwithstanding the foregoing, nothing herein shall extend the requirement to assert claims within the applicable Survival Period;

(e) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of a Claim Notice or an Indemnity Notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party will be conclusively deemed an indemnification liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party within thirty (30) days following its receipt of a Claim Notice or an Indemnity Notice, or on such later date (i) in the case of a Third Party Claim, as the Indemnified Party suffers Losses in respect of such Third Party Claim, or (ii) in the case of an Indemnity Notice in which the amount of the claim is estimated, promptly after the amount of such claim becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party agree to proceed in good faith to negotiate a resolution of such dispute within sixty (60) days following receipt of a Claim Notice or an Indemnity Notice. If the Indemnifying Party and the Indemnified Party fail to negotiate a resolution within such sixty (60) day period, the parties may seek any remedies available at law or in equity. In the event the Indemnified Party is not paid in full for its claim in a timely manner after the Indemnifying Party’s obligation to indemnify has been determined in accordance herewith, the Indemnified Party shall have the right, notwithstanding any other rights that it may have against the Indemnifying Party, to set-off the unpaid amount of any such claim against any amounts owed by it to the Indemnifying Party;

(f) The term “Claim Notice” shall mean written notification of a Third Party Claim by an Indemnified Party to an Indemnifying Party pursuant to this Article 11, enclosing a copy of all papers served, if any, and specifying the nature of and alleged basis for such Third Party Claim and, to the extent then feasible, the alleged amount or the estimated amount of such Third Party Claim;

(g) The term “Indemnity Notice” shall mean written notification of a claim for indemnity under this Article 11 which claim does not involve a Third Party Claim by an Indemnified Party to an Indemnifying Party, specifying the nature of and specific basis for such claim and, to the extent then feasible, the amount or the estimated amount of such claim; and

(h) Any estimated amount of a claim submitted in a Claim Notice or an Indemnity Notice shall not be conclusive of the final amount of such claim.

11.5 Survival.

(a) Except as otherwise provided below, the representations, warranties and covenants contained in or made pursuant to this Agreement shall survive for a period of eighteen (18) months from and after the Closing Date, except for (i) the Sellers Fundamental Representations, (ii) the Buyers Fundamental Representations (iii) the representations, warranties and covenants set forth in Section 3.4, Section 4.10, Section 4.12, Section 4.22, and Section 4.25, each of which shall survive until the expiration of the applicable statute of limitations, including any applicable tolling period, and (iv) the covenants set forth in Article 10, which by their terms require performance beyond 18 months, which shall survive for such required period (each of the periods described above, a “Survival Period”);

(b) All claims for indemnification by Buyers Indemnified Parties or Sellers Indemnified Parties under Section 11.1(a)(i) or Section 11.2(a)(i), as applicable, must be made on or before the end of the applicable Survival Period. No indemnification shall be payable to Buyers Indemnified Parties or Sellers Indemnified Parties with respect to any such claims asserted by such parties after the end of the applicable Survival Period, regardless of when any such claim accrued or the circumstances that resulted in the claim being asserted after the applicable Survival Period were discovered by a party. In the event any such claim has been properly made on or prior to the end of the applicable Survival Period, and such claim is unresolved as of the end of the applicable Survival Period, then the right to indemnification with respect to such claim shall remain in effect until such matter shall have been finally determined; and

(c) For the avoidance of doubt, neither Section 11.5(a) nor Section 11.5(b) shall affect any rights to bring claims after the end of a Survival Period based on (a) the obligations of Sellers under Sections 11.1(a)(iii) or (iv) or (b) the obligations of Buyers under Sections 11.2(a)(iii) or (iv).

11.6 Treatment of Payments. All payments made pursuant to this Article 11 shall be treated as adjustments to the Purchase Price.

11.7 Remedies Exclusive. From and after the Closing, the rights of the parties hereto and any other Indemnified Parties to indemnification or remedies relating to this Agreement or the Contemplated Transactions shall be strictly limited to those contained in this Article 11, and such indemnification rights shall be the sole and exclusive remedies of the parties hereto and the Indemnified Parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or its subject matter or arising in connection herewith, excluding fraud and excluding any injunctive relief provided for herein. To the maximum extent permitted by law and except as otherwise provided herein, the parties hereto and the Indemnified Parties hereby waive all other rights and remedies with respect to any matter arising after Closing in any way relating to this Agreement or arising in connection herewith, whether under common law, in equity or otherwise. Anything herein to the contrary notwithstanding, no breach of any representation, warranty or covenant contained herein shall give rise to any right on the part of any party after the consummation of the Contemplated Transactions to rescind this Agreement or any of the transactions contemplated hereby. For avoidance of doubt, none of the foregoing shall alter or modify the remedies available pursuant to Section 9.2 for any breach of this Agreement that occurs prior to the consummation of the Contemplated Transactions and that results in a termination of this Agreement.

11.8 Mitigation. An Indemnified Party shall take all reasonable steps to mitigate all liabilities and claims. Each party shall act in a commercially reasonable manner in addressing any liabilities that may provide the basis for an indemnifiable claim (that is, each party shall respond to such liability substantially in the same manner that it would respond to such liability in the absence of the indemnification provided for in this Agreement).

12.	GENERAL

12.1 Notice. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including facsimile transmission) or overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

If to any Sellers:	HealthSouth Corporation 3660 Grandview Parkway, Suite 200 Birmingham, Alabama 35243 Attention: General Counsel Facsimile: (205) 262-3948

If to Buyers:	c/o LifeCare Holdings, Inc. 5340 Legacy Drive, Suite 150 Plano, Texas 75024 Attention: President and Chief Executive Officer Facsimile: 469-241-2158

With simultaneous copy (which shall not constitute notice) to:	LifeCare Holdings, Inc. 5340 Legacy Drive, Suite 150 Plano, Texas 75024 Attention: General Counsel Facsimile: 469-241-2158

or to such other address, and to the attention of such other person or officer as any party may designate.

12.2 Choice of Law; Waiver of Trial by Jury.

(a) The parties agree that this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflicts of law provision or rule thereof; and

(b) EACH PARTY ABSOLUTELY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

12.3 Benefit; Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. No party may assign this Agreement without the prior written consent of the other party; provided, however, that Buyers, without the prior consent of Sellers, may assign their interest in this Agreement to an Affiliate which Affiliate shall become Buyers hereunder.

12.4 Effective Time; Accounting Date. The Contemplated Transactions shall be effective for accounting purposes as of 12:01 a.m., Central Time, on the calendar day immediately following the Closing Date. The parties will use commercially reasonable efforts to cause the Closing to be effective as of a month end.

12.5 Reproduction of Documents. This Agreement and all documents relating hereto, including (a) consents, waivers and modifications which may hereafter be executed, (b) the documents delivered at the Closing, and (c) financial statements, certificates and other information previously or hereafter furnished to Sellers or to Buyers, may, subject to the provisions of Section 12.8 hereof, be reproduced by Sellers and by Buyers by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Sellers and Buyers may destroy any original documents so reproduced. Sellers and Buyers agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative Proceeding (whether or not the original is in existence and whether or not such reproduction was made by Sellers or Buyers in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

12.6 Cost of Transaction. Except as otherwise provided herein, the parties agree as follows:

(a) whether or not the Contemplated Transactions shall be consummated, Sellers will pay the fees, expenses and disbursements of Sellers and their agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto;

(b) whether or not the Contemplated Transactions shall be consummated, Buyers will pay the fees, expenses and disbursements of Buyers and their agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto; and

(c) the (i) Transfer Taxes, (ii) Environmental Survey Costs, (iii) HSR Costs, (iv) Title Policy Costs, and (v) Survey Costs shall be borne equally by Sellers and Buyers; provided, however, that Sellers shall not be required to pay more than $22,500 for Sellers’ share of the cost of any endorsements to the Title Policy.

12.7 Confidentiality. It is understood by the parties hereto that the Confidentiality Agreement dated as of November 8, 2010 (the “Confidentiality Agreement”), between HealthSouth and LifeCare, will survive the execution and delivery of this Agreement and that the information, documents and instruments delivered to Buyers by Sellers or Sellers’ agents and the information, documents and instruments delivered to Sellers by Buyers or Buyers’ agents are “Confidential Information” (as defined in the Confidentiality Agreement). Each of the parties hereto agrees that both prior and subsequent to the Closing they will maintain the confidentiality of all such Confidential Information delivered to it by the other party hereto or its agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants of the Confidentiality Agreement. This Section 12.8 shall not prohibit the disclosure by Buyers or Sellers of any information, instruments or documents that are required to be filed with Governmental Authorities by Sellers or Buyers under applicable securities related Laws or in connection with the regulatory filings, applications and notifications necessary or appropriate in connection with the Contemplated Transactions. In addition, either party may disclose Confidential Information received from the other party in an action or Proceeding brought by a party hereto in pursuit of its rights or in exercise of its remedies hereunder. Sellers intend to maintain materials disclosed in the medical staff records as Confidential Information and do not waive the peer review privilege.

12.8 Press Release. Except as required by Law, at all times at or before Closing, neither Sellers nor Buyers will issue any report, statement or release to the public with respect to this Agreement or the Contemplated Transactions without the prior written approval of the other party hereto of the text of any such public report, statement or release. A public announcement, press release or similar publicity with respect to this Agreement, or the transactions contemplated herein, will be issued within five (5) calendar days of the execution of this Agreement in such manner as Buyers and Sellers mutually determine. Sellers and Buyers will consult with each other concerning the means by which Sellers’ employees, customers, suppliers and others having dealings with Sellers will be informed of the transactions contemplated herein, and Buyers will have the right to be present for any such communication.

12.9 Waiver of Breach. The waiver by either party of breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or other provision hereof.

12.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Buyers or Sellers under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

12.11 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

12.12 Divisions and Headings of this Agreement. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

12.13 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Buyers, Sellers, Sellers Indemnified Parties with respect to Article 11, Buyers Indemnified Parties with respect to Article 11 and, in each instance, their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other Person.

12.14 Tax and Medicare Advice and Reliance. Except as expressly provided in this Agreement, none of the parties (nor any of the parties’ respective counsel, accountants or other representatives) has made or is making any representations to any other party (or to any other party’s counsel, accountants or other representatives) concerning the consequences of the Contemplated Transactions under applicable Tax-related Laws or under the Laws governing the Medicare program. Each party has relied solely upon the Tax and Medicare advice of its own employees or of representatives engaged by such party and not on any such advice provided by any other party hereto.

12.15 Entire Agreement; Amendment. This Agreement supersedes all previous agreements among the parties (other than the Confidentiality Agreement and that certain Reimbursement Agreement dated as of April 14, 2011 (the “Reimbursement Agreement”), by and between HealthSouth and LifeCare) and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties representing the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior agreements, except for the Confidentiality Agreement and the Reimbursement Agreement, whether written or verbal, not expressly incorporated herein are superseded. No changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto.

12.16 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The facsimile signature of any party to this Agreement or any agreement or certificate delivered in connection with the consummation of the Contemplated Transactions or a PDF copy of the signature of any party to this Agreement or any agreement or certificate delivered in connection with the consummation of the Contemplated Transactions delivered by electronic mail for purposes of execution or otherwise, is to be considered to have the same binding effect as the delivery of an original signature on an original contract.

12.17 Knowledge. Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to Buyers pursuant to this Agreement is made “to Sellers’ knowledge” (or with words of similar intent or effect), the applicable portion of such statement, schedule, exhibit, certificate or other document shall refer to the following: (i) matters actually known to any of Seller Knowledge Persons and (ii) matters which any of Seller Knowledge Persons should reasonably be expected to know or discover in the course of a reasonably comprehensive investigation concerning the existence of such facts or information and assuming the existence of reasonable internal controls.

12.18 Owners of Purchased Assets. Notwithstanding any other provision herein, Buyers agree that the representations, warranties, covenants and agreements of each Seller, other than HealthSouth, contained herein are made only with respect to the Purchased Assets owned by such Seller.

12.19 Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the Contemplated Transactions who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

12.20 Disclosure Schedules.

(a) Any disclosure made in one of the Schedules with respect to any Section of this Agreement shall be deemed only to qualify (i) such denoted Section and (ii) any other Section to the extent that it should be reasonably obvious to the recipient party from such description that the matter so described also relates to such other Section(s). Disclosure of any matter in the Schedules shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement.

(b) To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the Schedules does not constitute a determination by Sellers that any such matter is material. The disclosure of any matter in the Schedules does not imply that any other, undisclosed matter that has a greater significance or value is material.

12.21 Conveyance of Certain Purchased Assets. Upon the written request of Buyers, and notwithstanding anything herein to the contrary, at Closing Sellers shall transfer and convey title to some or all of the Owned Real Property designated by Buyers directly to one or more Persons designated by Buyers.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed in multiple originals by their officers, all as of the date and year first above written.

SELLERS:

HEALTHSOUTH CORPORATION

By:	/s/ Douglas E. Coltharp
Name:	Douglas E. Coltharp
Title:	Executive Vice President and Chief Financial Officer

HOUSTON REHABILITATION ASSOCIATES

By: Paramed, Inc., its general partner

By: Romano Rehabilitation Hospital, Inc., its general partner

By:	/s/ Douglas E. Coltharp
Name:	Douglas E. Coltharp
Title:	Vice President

HEALTHSOUTH SPECIALTY HOSPITAL OF NORTH LOUISIANA, LLC

By:	/s/ Douglas E. Coltharp
Name:	Douglas E. Coltharp
Title:	Vice President

HEALTHSOUTH LTAC OF SARASOTA, INC.

By:	/s/ Douglas E. Coltharp
Name:	Douglas E. Coltharp
Title:	Vice President

Signature Page 1 of 4

HEALTHSOUTH OF PITTSBURGH, LLC

By:	/s/ Douglas E. Coltharp
Name:	Douglas E. Coltharp
Title:	Vice President

HEALTHSOUTH SUB-ACUTE CENTER OF MECHANICSBURG, LLC

By:	/s/ Douglas E. Coltharp
Name:	Douglas E. Coltharp
Title:	Vice President

REHABILITATION HOSPITAL OF NEVADA – LAS VEGAS, INC.

By:	/s/ Douglas E. Coltharp
Name:	Douglas E. Coltharp
Title:	Vice President

HEALTHSOUTH OF TEXAS, INC.

By:	/s/ Douglas E. Coltharp
Name:	Douglas E. Coltharp
Title:	Vice President

SARASOTA LTAC PROPERTIES, LLC

By:	/s/ Douglas E. Coltharp
Name:	Douglas E. Coltharp
Title:	Vice President

Signature Page 2 of 4

BUYERS:

LIFECARE HOSPITALS OF MECHANICSBURG, LLC

By:	/s/ Phillip B. Douglas
Name:	Phillip B. Douglas
Title:	Chief Executive Officer

LIFECARE HOSPITAL AT TENAYA, LLC

By:	/s/ Phillip B. Douglas
Name:	Phillip B. Douglas
Title:	Chief Executive Officer

LIFECARE HOSPITALS OF HOUSTON, LLC

By:	/s/ Phillip B. Douglas
Name:	Phillip B. Douglas
Title:	Chief Executive Officer

PITTSBURGH SPECIALTY HOSPITAL, LLC

By:	/s/ Phillip B. Douglas
Name:	Phillip B. Douglas
Title:	Chief Executive Officer

Signature Page 3 of 4

LIFECARE HOSPITALS OF SARASOTA, LLC

By:	/s/ Phillip B. Douglas
Name:	Phillip B. Douglas
Title:	Chief Executive Officer

LIFECARE SPECIALTY HOSPITAL OF NORTH LOUISIANA, LLC

By:	/s/ Phillip B. Douglas
Name:	Phillip B. Douglas
Title:	Chief Executive Officer

Signature Page 4 of 4